                                                                    EXHIBIT 2.01
================================================================================

                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION


                                    among:


                         CADENCE DESIGN SYSTEMS, INC.,
                            a Delaware corporation;


                        WYOMING ACQUISITION SUB, INC.,
                            a Delaware corporation;


                                      and


                       COOPER & CHYAN TECHNOLOGY, INC.,
                            a Delaware corporation



                                -------------

                         Dated as of October 28, 1996

================================================================================

                               TABLE OF CONTENTS

                                                                        PAGE

SECTION 1.  DESCRIPTION OF TRANSACTION...................................  2
  1.1   Merger of Merger Sub into the Company............................  2
  1.2   Effect of the Merger.............................................  2
  1.3   Closing; Effective Time..........................................  2
  1.4   Certificate of Incorporation and Bylaws; Directors and Officers..  2
  1.5   Conversion of Shares.............................................  3
  1.6   Closing of the Company's Transfer Books..........................  4
  1.7   Exchange of Company Stock Certificates...........................  4
  1.8   Tax Consequences.................................................  5
  1.9   Accounting Consequences..........................................  5
  1.10  Further Action...................................................  5

SECTION 2.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY................  6
  2.1   Due Organization; Subsidiaries; Etc..............................  6
  2.2   Certificate of Incorporation and Bylaws. ........................  6
  2.3   Capitalization, Etc..............................................  7
  2.4   SEC Filings; Financial Statements................................  8
  2.5   Absence of Changes...............................................  9
  2.6   Title to Assets.................................................. 11
  2.7   Equipment; Leaseholds............................................ 11
  2.8   Proprietary Assets............................................... 12
  2.9   Contracts........................................................ 14
  2.10  Liabilities...................................................... 16
  2.11  Compliance with Legal Requirements............................... 16
  2.12  Certain Business Practices....................................... 16
  2.13  Governmental Authorizations...................................... 16
  2.14  Tax Matters...................................................... 17
  2.15  Employee and Labor Matters; Benefit Plans........................ 18
  2.16  Environmental Matters............................................ 20
  2.17  Insurance........................................................ 20
  2.18  Transactions with Affiliates..................................... 21
  2.19  Legal Proceedings; Orders........................................ 21
  2.20  Authority; Inapplicability of Anti-takeover Statutes; Binding
        Nature of Agreement.............................................. 21
  2.21  Section 203 of the DGCL Not Applicable........................... 22
  2.22  No Existing Discussions.......................................... 22
  2.23  Accounting Matters............................................... 22
  2.24  Vote Required.................................................... 22
  2.25  Non-Contravention; Consents...................................... 22
  2.26  Fairness Opinion................................................. 23
  2.27  Financial Advisor................................................ 23

                               TABLE OF CONTENTS
                                  (CONTINUED)

                                                                        PAGE

  2.28  Full Disclosure.................................................. 24

SECTION 3   REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB...... 24
  3.1   Organization, Standing and Power................................. 24
  3.2   Capitalization, Etc.............................................. 25
  3.3   SEC Filings; Financial Statements................................ 26
  3.4   Absence of Certain Changes or Events............................. 27
  3.5   Title to Assets.................................................. 27
  3.6   Proprietary Assets............................................... 27
  3.7   Liabilities...................................................... 28
  3.8   Compliance with Legal Requirements............................... 28
  3.9   Governmental Authorizations...................................... 28
  3.10  Legal Proceedings; Orders........................................ 29
  3.11  Vote Required.................................................... 29
  3.12  Authority; Binding Nature of Agreement........................... 29
  3.13  Non-Contravention; Consents...................................... 29
  3.14  Valid Issuance................................................... 30
  3.15  Accounting Matters............................................... 30
  3.16  Full Disclosure.................................................. 30

SECTION 4.  CERTAIN COVENANTS OF THE PARTIES............................. 31
  4.1   Access and Investigation......................................... 31
  4.2   Operation of the Company's Business. ............................ 32
  4.3   No Solicitation.................................................. 35
  4.4   Notification by Parent........................................... 36

SECTION 5.  ADDITIONAL COVENANTS OF THE PARTIES.......................... 36
  5.1   Registration Statement; Prospectus/Proxy Statement............... 36
  5.2   Company Stockholders' Meeting.................................... 37
  5.3   Regulatory Approvals............................................. 38
  5.4   Stock Options.................................................... 39
  5.5   Indemnification of Officers and Directors........................ 40
  5.6   Pooling of Interests............................................. 41
  5.7   Additional Agreements............................................ 42
  5.8   Disclosure....................................................... 42
  5.9   Affiliate Agreements............................................. 43
  5.10  Tax Matters...................................................... 43
  5.11  Letter of the Company's Accountants.............................. 44
  5.12  Employment Matters............................................... 44

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                               TABLE OF CONTENTS
                                  (CONTINUED)

                                                                        PAGE

  5.13  Parent Plans and Benefit Arrangements............................ 44
  5.14  NYSE Listing..................................................... 44
  5.15  Resignation of Officers and Directors............................ 45
  5.16  FIRPTA Matters................................................... 45

SECTION 6.  CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT
        AND MERGER SUB................................................... 45
  6.1   Accuracy of Representations...................................... 45
  6.2   Performance of Covenants......................................... 45
  6.3   Effectiveness of Registration Statement.......................... 46
  6.4   Stockholder Approval............................................. 46
  6.5   Consents......................................................... 46
  6.6   Agreements and Documents......................................... 46
  6.7   Employees........................................................ 47
  6.8   No Material Adverse Change....................................... 47
  6.9   FIRPTA Compliance................................................ 47
  6.10  HSR Act.......................................................... 47
  6.11  Listing.......................................................... 47
  6.12  No Restraints.................................................... 48
  6.13  No Governmental Litigation....................................... 48
  6.14  No Other Litigation.............................................. 48

SECTION 7.  CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY............ 48
  7.1   Accuracy of Representations...................................... 48
  7.2   Performance of Covenants......................................... 49
  7.3   Effectiveness of Registration Statement.......................... 49
  7.4   Documents........................................................ 49
  7.5   No Material Adverse Change....................................... 49
  7.6   HSR Act.......................................................... 49
  7.7   Listing.......................................................... 49
  7.8   No Restraints.................................................... 50

SECTION 8.  TERMINATION.................................................. 50
  8.1   Termination...................................................... 50
  8.2   Effect of Termination............................................ 51
  8.3   Expenses; Termination Fees....................................... 52

SECTION 9.  MISCELLANEOUS PROVISIONS..................................... 53
  9.1   Amendment........................................................ 53
  9.2   Waiver........................................................... 53

                               TABLE OF CONTENTS
                                  (CONTINUED)

                                                                        PAGE

  9.3   No Survival of Representations and Warranties.................... 53
  9.4   Entire Agreement; Counterparts; Applicable Law................... 54
  9.5   Disclosure Schedule.............................................. 54
  9.6   Attorneys' Fees.................................................. 54
  9.7   Assignability.................................................... 54
  9.8   Notices.......................................................... 54
  9.9   Cooperation...................................................... 55
  9.10  Construction..................................................... 55

                                   EXHIBITS


Exhibit A  -  Certain definitions

Exhibit B  -  Form of Certificate of Incorporation of Surviving Corporation

Exhibit C  -  Form of Affiliate Agreement

Exhibit D  -  Form of Continuity of Interest Certificate

Exhibit E  -  Form of Employment Agreement

Exhibit F  -  Form of Option Agreement

                              AGREEMENT AND PLAN
                         OF MERGER AND REORGANIZATION



    THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION ("Agreement") is made and entered into as of October 28, 1996, by and among: CADENCE DESIGN SYSTEMS, INC., a Delaware corporation ("Parent"); WYOMING ACQUISITION SUB, INC., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"); and COOPER & CHYAN TECHNOLOGY, INC., a Delaware corporation (the "Company").
Certain capitalized terms used in this Agreement are defined in Exhibit A.


                                   RECITALS

    A. Parent, Merger Sub and the Company intend to effect a merger of Merger Sub into the Company in accordance with this Agreement and the Delaware General Corporation Law (the "Merger"). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Parent.

    B. It is intended that the Merger qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). For accounting purposes, it is intended that the Merger be treated as a "pooling of interests."

    C. The respective boards of directors of Parent, Merger Sub and the Company have approved this Agreement and the Merger.

                                   AGREEMENT

    The parties to this Agreement, intending to be legally bound, agree as follows:


SECTION 1.    DESCRIPTION OF TRANSACTION

    1.1 MERGER OF MERGER SUB INTO THE COMPANY. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the "Surviving Corporation").

    1.2 EFFECT OF THE MERGER. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the Delaware General Corporation Law (the "DGCL").

    1.3 CLOSING; EFFECTIVE TIME. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Cooley Godward LLP, Five Palo Alto Square, 3000 El Camino Real, Palo Alto, California, at 10:00 a.m. on a date to be designated by Parent (the "Closing Date"), which (subject to the satisfaction or waiver of the conditions set forth in Sections 6 and 7) shall be no later than the fifteenth business day after satisfaction of the latest to occur of the conditions set forth in Sections 6.4,
6.10 and 6.11. Contemporaneously with or as promptly as practicable after the Closing, a properly executed certificate of merger conforming to the requirements of the DGCL (the "Certificate of Merger") shall be filed with the Secretary of State of the State of Delaware. The Merger shall take effect at the time the Certificate of Merger is filed with the Secretary of State of the State of Delaware or at such later time as may be specified in the Certificate of Merger (the "Effective Time").

    1.4 CERTIFICATE OF INCORPORATION AND BYLAWS; DIRECTORS AND OFFICERS. Unless otherwise determined by Parent prior to the Effective Time:

         (a) the Certificate of Incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to Exhibit B;

         (b) the Bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the Bylaws of Merger Sub as in effect immediately prior to the Effective Time; and

         (c) the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are directors and officers of Merger Sub immediately prior to the Effective Time.

 1.5  CONVERSION OF SHARES.

      (a) Subject to Section 1.5(d), at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:

           (I) any shares of Company Common Stock then held by the Company or any subsidiary of the Company (or held in the Company's treasury) shall be canceled;

           (II) any shares of Company Common Stock then held by Parent, Merger Sub or any other subsidiary of Parent shall be canceled;

           (III) except as provided in clauses "(i)" and "(ii)" above and subject to Section 1.5(b), each share of Company Common Stock then outstanding shall be converted into the right to receive eighty-five hundredths (0.85) of a share of Parent Common Stock; and

           (IV) each share of the common stock, par value $0.001 per share, of Merger Sub then outstanding shall be converted into one share of common stock of the Surviving Corporation.

    (b) The fraction of a share of Parent Common Stock into which each outstanding share of Company Common Stock is to be converted pursuant to
Section 1.5(a)(iii) (as such fraction may be adjusted in accordance with this Section 1.5(b)) is referred to as the "Exchange Ratio." If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock or Parent Common Stock are changed into a different number or class of shares by reason of any stock split, stock dividend, reverse stock split, reclassification, recapitalization or other similar transaction, then the Exchange Ratio shall be appropriately adjusted.

    (c) If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company, then the shares of Parent Common Stock issued in exchange for such shares of Company Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends. The Company shall take all action that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

    (d) No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates for any such fractional shares shall be issued. In lieu of such fractional shares, any holder of Company Common Stock who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of

Parent Common Stock issuable to such holder) shall, upon surrender of such holder's Company Stock Certificate(s) (as defined in Section 1.6), be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the closing price of a share of Parent Common Stock on the NYSE on the date the Merger becomes effective.

    1.6 CLOSING OF THE COMPANY'S TRANSFER BOOKS. At the Effective Time: (a) all shares of Company Common Stock outstanding immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and all holders of certificates representing shares of Company Common Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any of such shares of Company Common Stock (a "Company Stock Certificate") is presented to the Exchange Agent (as defined in Section 1.7) or to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.7.

    1.7  EXCHANGE OF COMPANY STOCK CERTIFICATES.

      (a) Prior to the Closing Date, Parent shall select a reputable bank or trust company to act as exchange agent in the Merger (the "Exchange Agent"). Promptly after the Effective Time, Parent shall deposit with the Exchange Agent
(i) certificates representing the shares of Parent Common Stock issuable pursuant to this Section 1 and (ii) cash sufficient to make payments in lieu of fractional shares in accordance with Section 1.5(d). The shares of Parent Common Stock and cash amounts so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the "Exchange Fund."

      (b)  As soon as practicable after the Effective Time, the Exchange
Agent will mail to the registered holders of Company Stock Certificates (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify (including a provision confirming that delivery of Company Stock Certificates shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such Company Stock Certificates to the Exchange Agent), and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for certificates representing Parent Common Stock. Subject to Section 1.5(d), upon surrender of a Company Stock Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Parent, (1) the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor a certificate representing the number of shares of Parent Common Stock that such holder has the right to receive pursuant to the provisions of Section 1.5(a)(iii), and (2) the Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.7(b), each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive shares of Parent Common Stock (and cash in lieu of any fractional share of Parent Common Stock) as contemplated by Section 1. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the issuance of any certificate representing Parent Common Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against the Exchange Agent, Parent or the Surviving Corporation with respect to such Company Stock Certificate.

    (c) No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock represented thereby, until such holder surrenders such Company Stock Certificate in accordance with this Section 1.7 (at which time such holder shall be entitled to receive all such dividends and distributions, without interest).

    (d) Any portion of the Exchange Fund that remains undistributed to holders of Company Stock Certificates on the first anniversary of the date on which the Merger becomes effective shall be delivered to Parent upon demand, and any holders of Company Stock Certificates who have not theretofore surrendered their Company Stock Certificates in accordance with Section 1.7(b) shall thereafter look only to Parent for satisfaction of their claims for Parent Common Stock, cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock.

    (e) Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign tax law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

    (f) Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of Company Common Stock with respect to any shares of Parent Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property, escheat or similar law.

    1.8 TAX CONSEQUENCES. For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368 of the Code. The parties to this Agreement hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

    1.9 ACCOUNTING CONSEQUENCES. For accounting purposes, the Merger is intended to be treated as a "pooling of interests."

    1.10 FURTHER ACTION. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.


SECTION 2.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    The Company represents and warrants to Parent and Merger Sub that, except as set forth in the Company SEC Documents (as defined in Section 2.4(a)), excluding the exhibits thereto, or in the disclosure schedule that has been prepared by the Company in accordance with the requirements of Section 9.5 and that has been delivered by the Company to Parent on the date of this Agreement and signed by the President of the Company (the "Company Disclosure Schedule"):

    2.1  DUE ORGANIZATION; SUBSIDIARIES; ETC.

         (a) Part 2.1 of the Company Disclosure Schedule identifies each Entity in which the Company owns any shares of capital stock, or in which the Company owns any equity interest of any nature, together with the number of shares owned by and the percentage ownership held by the Company. (The Company and each of its direct and indirect majority-owned subsidiaries are referred to collectively in this Agreement as the "Acquired Corporations"). None of the Acquired Corporations has agreed or is obligated to make any future investment in or capital contribution to any Entity. None of the Acquired Corporations has, at any time, been a general partner of any general partnership, limited partnership or other Entity.

         (b) Each of the Acquired Corporations is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted;(ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

         (c) Each of the Acquired Corporations is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification and where the failure to so qualify would have a Material Adverse Effect on the Acquired Corporations.

    2.2 CERTIFICATE OF INCORPORATION AND BYLAWS. The Company has delivered to Parent accurate and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents of the respective Acquired Corporations, including all amendments thereto.

    2.3  CAPITALIZATION, ETC.

         (a) The authorized capital stock of the Company consists of: (i) 30,000,000 shares of Company Common Stock, of which 12,986,056 shares have been issued and are outstanding as of the date of this Agreement; and (ii) 5,000,000 shares of preferred stock, $0.01 par value per share, of which no shares are outstanding as of the date of this Agreement. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. As of the date of this Agreement, there are no shares of Company Common Stock held in treasury by the Company or held by any of the subsidiaries of the Company. Except as set forth in Part 2.3(b) of the Company Disclosure Schedule: (i) none of the outstanding shares of Company Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right; (ii) none of the outstanding shares of Company Common Stock is subject to any right of first refusal in favor of the Company; and (iii) there is no Acquired Corporation Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Common Stock. Upon consummation of the Merger, (A) the shares of Parent Common Stock issued in exchange for any shares of Company Common Stock that are subject to a Contract pursuant to which the Company has the right to repurchase, redeem or otherwise reacquire any shares of Company Common Stock will, without any further act of Parent, the Company or any other Person, become subject to the restrictions, conditions and other provisions contained in such Contract, and (B) Parent will automatically succeed to and become entitled to exercise the Company's rights and remedies under any such Contract. The Company is under no obligation to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock.

         (b) As of the date of this Agreement: (i) 47,711 shares of Company Common Stock are reserved for future issuance pursuant to stock options granted and currently outstanding under the Company's 1989 Stock Option Plan; (ii) 2,073,660 shares of Company Common Stock are reserved for future issuance pursuant to stock options granted and currently outstanding under the Company's 1993 Equity Incentive Plan; (iii) 50,000 shares of Company Common Stock are reserved for future issuance pursuant to stock options granted and currently outstanding under the Company's 1995 Directors Stock Option Plan; and (iv) 150,000 shares of Company Common Stock are reserved for future issuance under the Company's 1995 Employee Stock Purchase Plan (the "1995 Purchase Plan"). (Stock options granted by the Company pursuant to the 1989 Stock Option Plan, the 1993 Equity Incentive Plan and the 1995 Directors Stock Option Plan are
referred to in this Agreement as "Company Options.")   Part 2.3(b) of the
Company Disclosure Schedule sets forth the following information with respect to each Company Option outstanding as of the date of this Agreement: (i) the particular plan pursuant to which such Company Option was granted; (ii) the name of the optionee; (iii) the number of shares of Company Common Stock subject to such Company Option; (iv) the exercise price of such Company Option; (v) the date on which such Company Option was granted; (vi) the extent to which such Company Option is vested as of the date of this Agreement; and (vii) the date on which such Company Option expires. The Company has delivered to Parent accurate and complete copies of all stock option plans pursuant to which the Company has ever granted stock options.

         (c)  Except as set forth in Part 2.3 of the Company Disclosure
Schedule there is no:(i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company;(ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company;(iii) stockholder rights plan (or similar plan commonly referred to as a "poison pill") or Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) to the best of the knowledge of the Company, condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company.

         (d) All outstanding shares of Company Common Stock, all outstanding Company Options, and, to the best of the knowledge of the Company, all outstanding shares of capital stock of each of the subsidiaries of the Company have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in applicable Contracts.

         (e) All of the outstanding shares of capital stock of each of the subsidiaries of the Company are validly issued, fully paid and nonassessable and are owned beneficially and of record by the Company, free and clear of any Encumbrances.

    2.4  SEC FILINGS; FINANCIAL STATEMENTS.

         (a) The Company has delivered to Parent accurate and complete copies of each report, registration statement (on a form other than Form S-8) and definitive proxy statement (excluding copies of exhibits) filed by the Company with the SEC since October 30, 1995 (the "Company SEC Documents"), including the Company's Registration Statement on Form S-1 filed with the SEC on October 30, 1995, and the Company's prospectus contained therein. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

         (b) The financial statements (including any related notes) contained in the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments which will not, individually or in the aggregate, be material in amount), and (iii) fairly present the consolidated financial position of the Company and its subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its subsidiaries for the periods covered thereby.

         (c) The Company has delivered to Parent an unaudited consolidated balance sheet of the Company and its subsidiaries as of September 30, 1996 (the "Company Unaudited Interim Balance Sheet"), and the related unaudited consolidated income statement, statement of stockholders' equity and statement of cash flows of the Company for the nine months then ended. The financial statements referred to in this Section 2.4(c): (i) were prepared in accordance with generally accepted accounting principles applied on a basis consistent with the basis on which the financial statements referred to in Section 2.4(b) were prepared (except that the financial statements referred to in this Section 2.4(c) do not contain footnotes and are subject to normal and recurring year-end adjustments which will not, individually or in the aggregate, be material in amount), and (ii) fairly present the consolidated financial position of the Company and its subsidiaries as of September 30, 1996 and the consolidated results of operations and cash flows of the Company and its subsidiaries for the period covered thereby.

    2.5  ABSENCE OF CHANGES.  Between September 30, 1996 and the date of this
Agreement:

         (a) there has not been any material adverse change in the business, condition, assets, liabilities, operations or financial performance of the Acquired Corporations taken as a whole, and no event has occurred that would reasonably be expected to have a Material Adverse Effect on the Acquired Corporations;

         (b) there has not been any loss, damage or destruction to, or any interruption in the use of, any of the assets of any of the Acquired Corporations (whether or not covered by insurance) that has had or would reasonably be expected to have a Material Adverse Effect on the Acquired Corporations;

         (c) none of the Acquired Corporations has (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities;

         (d) none of the Acquired Corporations has sold, issued, granted or authorized the issuance or grant of (i) any capital stock or other security (except for Company Common Stock issued upon the exercise of outstanding Company Options), (ii) any option, call, warrant or right to acquire any capital stock or any other security (except for Company Options described in Part 2.3(b) of the Company Disclosure Schedule), or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

         (e) the Company has not amended or waived any of its rights under, or permitted the acceleration of vesting under, (i) any provision of any of the Company's stock option plans, (ii) any provision of any agreement evidencing any outstanding Company Option, or (iii) any restricted stock purchase agreement;

         (f) there has been no amendment to the certificate of incorporation, bylaws or other charter or organizational documents of any of the Acquired Corporations, and none of the Acquired Corporations has effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

         (g) none of the Acquired Corporations has (i) received any Acquisition Proposal, or (ii) solicited, initiated, encouraged or induced, or provided any nonpublic information to or entered into any discussions with any Person for the purpose of soliciting, initiating, encouraging or inducing, the making or submission of any Acquisition Proposal;

         (h) none of the Acquired Corporations has formed any subsidiary or acquired any equity interest or other interest in any other Entity;

         (i) none of the Acquired Corporations has made any capital expenditure in any calendar month which, when added to all other capital expenditures made on behalf of the Acquired Corporations in such calendar month results in such capital expenditures exceeding $100,000 in the aggregate;

         (j) none of the Acquired Corporations has amended or prematurely terminated, or waived any right or remedy under, any Material Contract (as defined in Section 2.9), except for amendments, terminations or waivers that have not had and could not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations;

         (k) none of the Acquired Corporations has (i) acquired, leased or licensed any material right or other asset from any other Person, except in ordinary course of business and consistent with past practices, (ii) sold or otherwise disposed of, or leased or licensed, any material right or other asset to any other Person, except in the ordinary course of business and consistent with past practices, or (iii) waived or relinquished any material right;

         (l) none of the Acquired Corporations has written off as uncollectible, or established any extraordinary reserve with respect to, any material amount of accounts receivable or other indebtedness;

         (m) none of the Acquired Corporations has made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance, except for Encumbrances of assets made in the ordinary course of business and consistent with past practices;

         (n) none of the Acquired Corporations has (i) lent, or made any advance of, more than $10,000 to any one Person or more than $100,000 to all Persons to whom any of the Acquired Corporations has lent money or otherwise made advances, or (ii) incurred or guaranteed any indebtedness for borrowed money;

         (o) none of the Acquired Corporations has (i) established or adopted any employee benefit plan, (ii) caused or permitted any employee benefit plan to be amended in any material respect, or (iii) except for bonus, profit-sharing and similar payments made in the ordinary course of business and consistent with past practices, paid any bonus or made any profit-sharing or similar payment to, materially increased the amount of commissions payable to, or materially increased the amount of the wages, salary, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees;

         (p) none of the Acquired Corporations has changed any of its methods of accounting or accounting practices in any material respect;

         (q) none of the Acquired Corporations has made any material Tax election;

         (r) none of the Acquired Corporations has commenced or settled any Legal Proceeding;

         (s) none of the Acquired Corporations has entered into any material transaction or taken any other material action that has had, or would reasonably be expected to have, a Material Adverse Effect on the Acquired Corporations; and

         (t) none of the Acquired Corporations has agreed or committed to take any of the actions referred to in clauses "(c)" through "(s)" above.

    2.6 TITLE TO ASSETS. The Acquired Corporations own, and have good, valid and marketable title to, all assets purported to be owned by them, including:
(i) all assets reflected on the Company Unaudited Interim Balance Sheet (except for assets sold or otherwise disposed of since the date of the Company Unaudited Interim Balance Sheet); and (ii) all other assets reflected in the books and records of the Acquired Corporations as being owned by the Acquired Corporations. All of said assets are owned by the Acquired Corporations free and clear of any Encumbrances, except for (x) any Encumbrance for current taxes not yet due and payable, (y) minor Encumbrances that have arisen in the ordinary course of business, and (z) Encumbrances that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of any of the Acquired Corporations.

    2.7 EQUIPMENT; LEASEHOLDS. All material items of equipment and other tangible assets owned by or leased to the Acquired Corporations are adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the business of the Acquired Corporations in the manner in which such business is currently being conducted. None of the Acquired Corporations own any real property or any interest in real property, except for the leaseholds created under the real property leases identified in Part 2.7 of the Company Disclosure Schedule.

    2.8  PROPRIETARY ASSETS.

         (a) Part 2.8(a)(i) of the Company Disclosure Schedule sets forth, with respect to each Proprietary Asset owned by the Acquired Corporations and registered with any Governmental Body or for which an application has been filed with any Governmental Body, (i) a brief description of such Proprietary Asset, and (ii) the names of the jurisdictions covered by the applicable registration or application. Part 2.8(a)(ii) of the Company Disclosure Schedule identifies and provides a brief description of all other Proprietary Assets owned by the Acquired Corporations that are material to the business of the Acquired Corporations. The Acquired Corporations have good, valid and marketable title to all of the Proprietary Assets identified in Parts 2.8(a)(i) and 2.8(a)(ii) of the Company Disclosure Schedule, free and clear of all liens, pledges, security interests or hypothecations, except for (i) any lien for current taxes not yet due and payable, (ii) immaterial liens, pledges, security interests or hypothecations that have arisen in the ordinary course of business, and (iii) liens, pledges, security interests or hypothecations that do not (individually or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of either of the Acquired Corporations. The Acquired Corporations have a valid right to use all Proprietary Assets being used by the Acquired Corporations. None of the Acquired Corporations has developed jointly with any other Person any Proprietary Asset that is embodied in or related to any of the Company's products identified in Part 2.8(a)(ii) of the Company Disclosure Schedule with respect to which such other Person has any rights (except that such other Person may have rights to certain Proprietary Assets embodied in translators or interfaces that are part of the products identified in Part 2.8(a)(ii) of the Company Disclosure Schedule, which rights do not materially detract from the value to the Company of any Proprietary Asset owned by any of the Acquired Corporations or materially impair the business or operations of any of the Acquired Corporations).

         (b) The Acquired Corporations have taken reasonable measures and precautions to protect and maintain the confidentiality, secrecy and value of all material Proprietary Assets owned by or licensed to any of the Acquired Corporations (except for any such Proprietary Assets whose value would be unimpaired by disclosure). Without limiting the generality of the foregoing, except as set forth in Part 2.8 of the Company Disclosure Schedule, all current and former employees, consultants and independent contractors of the Acquired Corporations who are or were involved in, or who have contributed to, the creation or development of any material Proprietary Asset owned by or licensed to any of the Acquired Corporations have executed and delivered to the Acquired Corporations an agreement that is substantially similar to the form of Invention Assignment and Proprietary Information Agreement previously delivered by the Company to Parent, except for current or former employees, consultants or independent contractors whose failure to execute and deliver such an Employee Information Assignment and Proprietary Information Agreement has not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations. To the best of the knowledge of the Company, no current or former employee, officer, director, consultant (who is or was involved in, or who has contributed to, the creation or development of any material Proprietary Asset owned by any of the Acquired Corporations) or independent contractor (who is or was involved in, or who has contributed to, the creation or development of any material Proprietary Asset owned by any of the Acquired Corporations) has any right, claim or interest in or with respect to any material Proprietary Asset onwed by any of the Acquired Corporations.

         (c) To the best of the knowledge of the Company: (i) all patents, trademarks, service marks and copyrights owned by any of the Acquired Corporations and material to the business of any of the Acquired Corporations are valid, enforceable and subsisting; (ii) none of the Proprietary Assets owned by any of the Acquired Corporations and no Proprietary Asset that is currently being developed by any of the Acquired Corporations (either by itself or with any other Person) infringes or misappropriates any Proprietary Asset owned by any other Person, except where any liability, or any restriction on sale, use, development or licensing of a Proprietary Asset, arising from such infringement, misappropriation or unlawful use has not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations; (iii) none of the Acquired Corporations is infringing, misappropriating or making any unlawful use of any Proprietary Asset owned by any other Person, except where any liability, or any restriction on sale, use, development or licensing of a Proprietary Asset, arising from such infringement, misappropriation or unlawful use has not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations; (iv) none of the products that are or have been designed, created, developed, assembled, manufactured or sold by any of the Acquired Corporations is infringing, misappropriating or making any unlawful or unauthorized use of any Proprietary Asset owned or used by any other Person, and none of such products has at any time infringed, misappropriated or made any unlawful or unauthorized use of, any Proprietary Asset of any other Person, except where any liability, or any restriction on sale, use, development or licensing of a Proprietary Asset, arising from such infringement, misappropriation or unlawful use has not had and would not reasonable be expected to have a Material Adverse Effect on the Acquired Corporations; (v) since September 30, 1995, none of the Acquired Corporations has received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful or unauthorized use of, any Proprietary Asset owned or used by any other Person; (vi) no other Person is infringing, misappropriating or making any unlawful or unauthorized use of, and no Proprietary Asset owned or used by any other Person infringes any material Proprietary Asset owned by any of the Acquired Corporations, except where such infringement, misappropriation or unlawful use has not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations.

         (d) The Proprietary Assets owned by or licensed to the Acquired Corporations constitute all the Proprietary Assets necessary to enable the Acquired Corporations to conduct their business substantially in the manner in which such business has been and is being conducted.

         (e) Except as set forth in Part 2.8(e) of the Company Disclosure Schedule, none of the Acquired Corporations has disclosed or delivered to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, the source code, or any material portion or aspect of the source code, or any material proprietary information or algorithm contained in any source code, of any material Proprietary Asset owned by any of the Acquired Corporations. No event has occurred, and no circumstance or condition exists, that (with or without notice or mere lapse of time) will, or would reasonably be expected to, result in the disclosure or delivery to any Person of the source code, or any material portion or aspect of the source code, or any material proprietary information or algorithm contained in any source code, of any material Proprietary Asset owned by or licensed to any of the Acquired Corporations.
Part 2.8(e) of the Company Disclosure Schedule identifies each Contract pursuant to which the Company has deposited or is required to deposit with an escrowholder or any other Person the source code, or any material portion or aspect of the source code, or any material proprietary information or algorithm contained in or relating to any source code, of any material Proprietary Asset owned by any of the Acquired Corporations, and further describes whether the execution of this Agreement or the consummation of any of the transactions contemplated hereby, in and of itself, would reasonably be expected to result in the release from escrow of the source code, or any material portion or aspect of the source code, or any material proprietary information or algorithm contained in or relating to any source code, of any material Proprietary Asset owned by any of the Acquired Corporations.

    2.9  CONTRACTS.

         (a) Part 2.9(a) of the Company Disclosure Schedule identifies each Acquired Corporation Contract that constitutes a "Material Contract." (For purposes of this Agreement, each of the following shall be deemed to constitute a "Material Contract":

                 (i) any Contract providing for the employment of, or the performance of services by, any employee or consultant (to the extent such consultant may not be terminated without penalty on no more than 30 days notice), and any Contract pursuant to which any of the Acquired Corporations is required to make any severance, termination or similar payment, relocation payment or any other payment (including any bonus payment, but excluding payments in respect of salary or commissions earned by employees of the Company in the ordinary course of business and consistent with past practices) in excess of $25,000, to any current or former employee or director of any of the Acquired Corporations;

                 (ii) any Contract (A) relating to the acquisition, transfer, development, sharing, license (to or by any of the Acquired Corporations), use or other exploitation of any Proprietary Asset (except for any Contract pursuant to which (1) any Proprietary Asset is licensed to the Acquired Corporations under any third party software license generally available to the public, and (2) any Proprietary Asset is licensed by any of the Acquired Corporations to any Person on a non-exclusive basis); or (B) of the type referred to in Section 2.8(e);

                 (iii) any Contract which provides for indemnification of any officer, director, employee or agent of any of the Acquired Corporations;

                 (iv) any Contract imposing any restriction on the right or ability of any Acquired Corporation (A) to compete with any other Person,
 (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person, or (C) develop or distribute any technology;

                 (v) any Contract (A) relating to the acquisition, issuance, voting, registration, sale or transfer of any securities, (B) providing any Person with any preemptive right, right of participation, right of maintenance or any similar right with respect to any securities, or (C) providing the Company with any right of first refusal with respect to, or right to repurchase or redeem, any securities;

                 (vi) any Contract requiring that the Company give any notice or provide any information to any Person prior to accepting any Acquisition Proposal;

                 (vii) any Contract (A) that contemplates or involves the payment or delivery of cash or other consideration in an amount or having a value in excess of $25,000 in the aggregate, or contemplates or involves the performance of services having a value in excess of $25,000 in the aggregate, and (B) that has a term of more than 90 days and that may not be terminated by such Acquired Corporation (other than for breach of any such Contract and, in any event, without penalty) within 90 days after the delivery of a termination notice by such Acquired Corporation; and

                 (viii) any Contract (not otherwise identified in clauses "(i)" through "(vii)" of this sentence) that is or would be material to any of the Acquired Corporations, to the business, condition, capitalization or operations of any of the Acquired Corporations or to any of the transactions contemplated by this Agreement.

There is no Acquired Corporation Contract to which any Governmental Body is a party or under which any Governmental Body has any rights or obligations.

         (b) Each Material Contract is valid and in full force and effect, and is enforceable by an Acquired Corporation in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

         (c) (i) none of the Acquired Corporations has violated or breached, or committed any default under, any Acquired Corporation Contract, except for defaults that have not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations; and, to the best of the knowledge of the Company, no other Person has violated or breached, or committed any default under, any Company Contract, except for defaults that have not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations; (ii) to the best of the knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to,
(A) result in a violation or breach of any of the provisions of any Acquired Corporation Contract, (B) give any Person the right to declare a default or exercise any remedy under any Acquired Corporation Contract, (C) give any Person the right to a rebate, chargeback, penalty or change in delivery schedule under any Acquired Corporation Contract,

(D) give any Person the right to accelerate the maturity or performance of any Acquired Corporation Contract, or (E) give any Person the right to cancel, terminate or modify any Acquired Corporation Contract, except in each such case for defaults, acceleration rights, termination rights and other rights that have not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations; and (iii) since December 31, 1995, none of the Acquired Corporations has received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Acquired Corporation Contract, except in each such case for defaults, acceleration rights, termination rights and other rights that have not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations.

    2.10 LIABILITIES. None of the Acquired Corporations has any accrued, contingent or other liabilities of any nature, either matured or unmatured (of the type required to be reflected in a balance sheet of the Acquired Corporations prepared in accordance with generally accepted principles), except for: (a) liabilities identified as such in the "liabilities" column of the Company Unaudited Interim Balance Sheet; (b) normal and recurring liabilities that have been incurred by the Acquired Corporations since September 30, 1996 in the ordinary course of business and consistent with past practices; and (c) liabilities that have not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations.

    2.11 COMPLIANCE WITH LEGAL REQUIREMENTS. Each of the Acquired Corporations is, and has at all times since September 30, 1995 been, in compliance with all applicable Legal Requirements, except where the failure to comply with such Legal Requirements has not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations. Since September 30, 1995, none of the Acquired Corporations has received any notice or other communication from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any Legal Requirement.

    2.12 CERTAIN BUSINESS PRACTICES. None of the Acquired Corporations nor any director, officer, agent or employee of any of the Acquired Corporations has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

    2.13 GOVERNMENTAL AUTHORIZATIONS. The Acquired Corporations hold all Governmental Authorizations necessary to enable the Acquired Corporations to conduct their respective businesses in the manner in which such businesses are currently being conducted, except where the failure to hold such Governmental Authorizations has not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations. All such Governmental Authorizations are valid and in full force and effect. Each Acquired Corporation is, and at all times since September 30, 1995 has been, in compliance with the terms and requirements of such Governmental Authorizations, except where the failure to be in compliance with the terms and requirements of such Governmental Authorizations has not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations. Since

September 30, 1995, none of the Acquired Corporations has received any notice or other communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any material Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization.

    2.14 TAX MATTERS.

         (a) All material Tax Returns required to be filed by or on behalf of the respective Acquired Corporations with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the "Acquired Corporation Returns") (i) have been or will be filed on or before the applicable due date (including any extensions of such due date), and (ii) have been, or will be when filed, prepared in all material respects in compliance with all applicable Legal Requirements. All amounts shown on the Acquired Corporation Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date.

         (b) The Company Financial Statements fully accrue all actual and contingent liabilities for Taxes with respect to all periods through the dates thereof in accordance with generally accepted accounting principles, except where the failure to accrue such liabilities has not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations. Each Acquired Corporation will establish, in the ordinary course of business and consistent with its past practices, reserves adequate for the payment of all Taxes for the period from September 30, 1996 through the Closing Date.

         (c) No Acquired Corporation Return has been examined or audited by any Governmental Body since December 31, 1994. No extension or waiver of the limitation period applicable to any of the Acquired Corporation Returns has been granted (by the Company or any other Person), and no such extension or waiver has been requested from any Acquired Corporation.

         (d) No claim or Legal Proceeding is pending or, to the best of the knowledge of the Company, has been threatened against or with respect to any Acquired Corporation in respect of any material Tax. There are no unsatisfied liabilities for material Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by any Acquired Corporation with respect to any material Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Acquired Corporations and with respect to which adequate reserves for payment have been established). There are no liens for material Taxes upon any of the assets of any of the Acquired Corporations except liens for current Taxes not yet due and payable. None of the Acquired Corporations has entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code. None of the Acquired Corporations has been, and none of the Acquired Corporations will be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

         (e) There is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of any of the Acquired Corporations that, considered individually or considered collectively with any other such Contracts, will, or would reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or
Section 162 of the Code. None of the Acquired Corporations is, or has ever been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract.

    2.15 EMPLOYEE AND LABOR MATTERS; BENEFIT PLANS.

         (a) Part 2.15(a) of the Company Disclosure Schedule identifies each salary, bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, termination pay, hospitalization, medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program or agreement (collectively, the "Plans") sponsored, maintained, contributed to or required to be contributed to by any of the Acquired Corporations for the benefit of any current or former employee of any of the Acquired Corporations.

         (b) Except as set forth in Part 2.15(a) of the Company Disclosure Schedule, none of the Acquired Corporations maintains, sponsors or contributes to, and none of the Acquired Corporations has at any time in the past maintained, sponsored or contributed to, any employee pension benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not excluded from coverage under specific Titles or Merger Subtitles of ERISA) for the benefit of employees or former employees of any of the Acquired Corporations (a "Pension Plan").

         (c) Except as set forth in Part 2.15(a) of the Company Disclosure Schedule, none of the Acquired Corporations maintains, sponsors or contributes to any: (i) employee welfare benefit plan (as defined in Section 3(1) of ERISA, whether or not excluded from coverage under specific Titles or Merger Subtitles of ERISA) for the benefit of any employees or former employees of any of the Acquired Corporations (a "Welfare Plan"), or (ii) self-funded medical, dental or other similar Plan. None of the Plans identified in the Company Disclosure
Schedule is a multiemployer plan (within the meaning of Section 3(37) of ERISA).


         (d) None of the Acquired Corporations is or has ever been required to be treated as a single employer with any other Person under Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code. None of the Acquired Corporations has ever been a member of an "affiliated service group" within the meaning of Section 414(m) of the Code. None of the Acquired Corporations has ever made a complete or partial withdrawal from a multiemployer plan, as such term is defined in Section 3(37) of ERISA, resulting in "withdrawal liability," as such term is defined in Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under either Section 4207 or 4208 of ERISA).

         (e) None of the Acquired Corporations has any plan or commitment to create any Welfare Plan or any additional Pension Plan, or to modify or change any existing Pension Plan (other than to comply with applicable law) in a manner that would affect any employee of any of the Acquired Corporations.

         (f) Except as set forth in Part 2.15 of the Company Disclosure Schedule, no Plan provides death, medical or health benefits (whether or not insured) with respect to any current or former employee of any of the Acquired Corporations after any such employee's termination of service (other than (i) benefit coverage mandated by applicable law, including coverage provided pursuant to Section 4980B of the Code, (ii) benefits accrued as liabilities on the Company Unaudited Interim Balance Sheet, and (iii) benefits the full cost of which are borne by current or former employees of any of the Acquired Corporations (or the employees' beneficiaries)).

         (g) With respect to any Plan constituting a group health plan within the meaning of Section 4980B(g)(2) of the Code, the provisions of Section 4980B of the Code ("COBRA") have been complied with in all material respects. None of the Acquired Corporations has any obligation or liability as of the date of this Agreement under any of the provisions of COBRA which would reasonably be expected to have a Material Adverse Effect on the Acquired Corporations.

         (h) Each of the Plans has been operated and administered in all material respects in accordance with applicable Legal Requirements, including but not limited to ERISA and the Code.

         (i) Each of the Plans intended to be qualified under Section 401(a) of the Code has received a favorable determination from the Internal Revenue Service, and the Company is not aware of any reason why any such determination letter should be revoked.

         (j) Neither the execution, delivery or performance of this Agreement, nor the consummation of the Merger or any of the other transactions contemplated by this Agreement, will result in any payment (including any bonus, golden parachute or severance payment) to any current or former employee or director of any of the Acquired Corporations (whether or not under any Plan), or materially increase the benefits payable under any Plan, or result in any acceleration of the time of payment or vesting of any such benefits.

         (k) Part 2.15(k) of the Company Disclosure Schedule contains a list of all salaried employees of the Company as of the date of this Agreement, and correctly reflects, in all material respects, their salaries, any other compensation payable to them (including compensation payable pursuant to bonus, deferred compensation or commission arrangements), their dates of employment and their positions. None of the Acquired Corporations is a party to any collective bargaining contract or other Contract with a labor union involving any of its employees. Except as set forth in Part 2.15 of the Company Disclosure Schedule, all of the employees of the Acquired Corporations are "at will" employees.

         (l) To the best of the knowledge of the Company, there is no employee of the Company who is not fully available to perform work because of disability or other leave.

         (m) Each of the Acquired Corporations is in compliance in all material respects with all applicable Legal Requirements and Contracts relating to employment, employment practices, wages, bonuses and terms and conditions of employment, including employee compensation matters, except with respect to any back payment that might be required to be made by the Company because of the possible characterization of independent contractors as employees of the Company.

         (n) Each of the Acquired Corporations has good labor relations, and none of the Acquired Corporations has any knowledge of any facts indicating that
(i) the consummation of the Merger or any of the other transactions contemplated by this Agreement will have a material adverse effect on the labor relations of any of the Acquired Corporations, or (ii) any of the employees of any of the Acquired Corporations intends to terminate his or her employment with the Acquired Corporation with which such employee is employed.

    2.16 ENVIRONMENTAL MATTERS. To the best of the knowledge of the Company, each of the Acquired Corporations is in compliance in all respects with all applicable Environmental Laws (as defined in this Section 2.16) (which compliance includes the possession by each of the Acquired Corporations of all permits and other Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof), except where the failure to comply has not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations. None of the Acquired Corporations has received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that any of the Acquired Corporations is not in compliance with any Environmental Law, and, to the best of the knowledge of the Company, there are no circumstances that may prevent or interfere with the compliance by any of the Acquired Corporations with any Environmental Law in the future. To the best of the knowledge of the Company, no current or prior owner of any property leased or controlled by any of the Acquired Corporations has received any notice or other communication (in writing or otherwise), whether from a Government Body, citizens group, employee or otherwise, that alleges that such current or prior owner or any of the Acquired Corporations is not in compliance with any Environmental Law. To the best of the knowledge of the Company, all property that is leased to, controlled by or used by the Company, and all surface water, groundwater and soil associated with or adjacent to such property is in clean and healthful condition and is free of any material environmental contamination of any nature. (For purposes of this Section 2.16:
(i) "Environmental Law" means any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; and (ii) "Materials of Environmental Concern" include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment.)

    2.17 INSURANCE. The Company has delivered to Parent a copy of each material insurance policy and each material self insurance program relating to the business, assets or operations of any of the Acquired Corporations. Each such insurance policy is in full force and effect. Since December 31, 1993, none of the Acquired Corporations has received any notice or other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any material claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy. There is no pending claim (including any workers' compensation claim) under or based upon any insurance policy of any of the Acquired Corporations; and no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any such claim, except where such claim has not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations.

    2.18 TRANSACTIONS WITH AFFILIATES. Except as set forth in the Company SEC Documents, since the date of the Company's last proxy statement filed with the SEC, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC. Part 2.18 of the Company Disclosure Schedule identifies each person who is an "affiliate" (as that term is used in Rule 145 promulgated under the Securities Act) of the Company as of the date of this Agreement.

    2.19 LEGAL PROCEEDINGS; ORDERS.

         (a) There is no material pending Legal Proceeding, and, to the best of the knowledge of the Company, no Person has since September 30, 1995 threatened to commence any material Legal Proceeding that involves any of the Acquired Corporations or any of the assets owned or used by any of the Acquired Corporations. Without limiting the generality of the foregoing, to the best of the knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that would reasonably be expected to cause or provide a basis for a director, officer or other Representative of any of the Acquired Corporations to seek indemnification from, or commence a Legal Proceeding against or involving, any of the Acquired Corporations.

         (b) There is no order, writ, injunction, judgment or decree to which any of the Acquired Corporations, or any of the assets owned or used by any of the Acquired Corporations, is subject, except for any orders, writs, injunctions, judgments or decrees which have not had and would not be reasonably expected to have a Material Adverse Effect on the Acquired Corporations. To the best of the knowledge of the Company, no officer or other employee of any of the Acquired Corporations is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of any of the Acquired Corporations.

    2.20 AUTHORITY; INAPPLICABILITY OF ANTI-TAKEOVER STATUTES; BINDING NATURE
OF AGREEMENT. The Company has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement.
The Board of Directors of the Company (at a meeting duly called and held) has
(a) unanimously determined that the Merger is advisable and fair and in the best interests of the Company and its stockholders, (b) unanimously approved the execution, delivery and performance of this Agreement by the Company and has unanimously approved the Merger, and (c) unanimously recommended the adoption and approval of this Agreement and the Merger by the holders of Company Common Stock and directed that this Agreement and the Merger be submitted for consideration by the Company's stockholders at the Company Stockholders' Meeting (as defined in Section 5.2). This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

    2.21 SECTION 203 OF THE DGCL NOT APPLICABLE. As of the date hereof and at all times on or prior to the Effective Time, the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Merger and the other transactions contemplated by this Agreement. Prior to the execution of those certain Voting Agreements of even date herewith between Parent and each of John F. Cooper, David Chyan, John R. Harding, William Portelli and Robert D. Selvi, the Board of Directors of the Company approved: (a) said Voting Agreements and the transactions contemplated thereby; and (b) the Option Agreements (in the form of Exhibit F) which may be executed by Parent and each of John F. Cooper and David Chyan, and the transactions contemplated thereby.

    2.22 NO EXISTING DISCUSSIONS. None of the Acquired Corporations, and no Representative of any of the Acquired Corporations, is engaged, directly or indirectly, in any discussions or negotiations with any other Person relating to any Acquisition Proposal.

    2.23 ACCOUNTING MATTERS. To the best of the knowledge of the Company, neither the Company nor any of its affiliates has taken or agreed to, or plans to, take any action that would prevent Parent from accounting for the Merger as
a "pooling of interests."   Ernst & Young LLP has confirmed in a letter the date
of this Agreement and addressed to the Company, Parent and Arthur Andersen LLP, an executed copy of which has been delivered to Parent, that Ernst & Young LLP is not aware of any fact concerning the Company that would preclude Parent from accounting for the Merger as a "pooling of interests."

    2.24 VOTE REQUIRED. The affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding on the record date for the Company Stockholders' Meeting (the "Required Vote") is the only vote of the holders of any class or series of the Company's capital stock necessary to adopt and approve this Agreement, the Merger and the other transactions contemplated by this Agreement.

    2.25 NON-CONTRAVENTION; CONSENTS. Neither (1) the execution, delivery or performance by the Company of this Agreement, nor (2) the consummation by the Company of the Merger, will directly or indirectly (with or without notice or lapse of time):

         (a) contravene, conflict with or result in a violation of (i) any of the provisions of the certificate of incorporation, bylaws or other charter or organizational documents of any of the Acquired Corporations, or (ii)any resolution adopted by the stockholders, the board of directors or any committee of the board of directors of any of the Acquired Corporations;

         (b) contravene, conflict with or result in a violation of any Legal Requirement or any order, writ, injunction, judgment or decree to which any of the Acquired Corporations, or any of the assets owned or used by any of the Acquired Corporations, is subject (it being understood that no representation or warranty is being made by the Company regarding compliance with any federal or state antitrust or fair trade law or any other similar Legal Requirement);

         (c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the Acquired Corporations or that otherwise relates to the business of any of the Acquired Corporations or to any of the assets owned or used by any of the Acquired Corporations;

         (d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Acquired Corporation Contract that is or would constitute a Material Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such Acquired Corporation Contract, (ii) a rebate, chargeback, penalty or change in delivery schedule under any such Acquired Corporation Contract,
 (iii) accelerate the maturity or performance of any such Acquired
 Corporation Contract, or (iv) cancel, terminate or modify any term of such Acquired Corporation Contract, except for any default, remedy, rebate, chargeback, penalty, change in delivery schedule, acceleration, cancellation, termination or modification which has not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations;

         (e) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by any of the Acquired Corporations (except for minor Encumbrances that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of any of the Acquired Corporations);
 or

         (f) result in, or increase the likelihood of, the disclosure or delivery to any escrowholder or other Person (other than Parent or Merger
 Sub) of the source code, or any portion or aspect of the source code, or any proprietary information or algorithm contained in or relating to any source code, of any material Proprietary Asset owned by or licensed to any of the Acquired Corporations, or the transfer of any material asset of any of the Acquired Corporations to any Person (other than Parent or Merger
 Sub).

Except as may be required by the Exchange Act, the DGCL, the HSR Act and the Bylaws of the National Association of Securities Dealers, Inc. (the "NASD") (as they relate to the S-4 Registration Statement and the Prospectus/Proxy Statement, as defined in Section 2.28(b)), none of the Acquired Corporations was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution, delivery or performance of this Agreement, or the consummation of the Merger.

    2.26 FAIRNESS OPINION. The Company's Board of Directors has received the written opinion of Alex. Brown & Sons Incorporated, financial advisor to the Company, dated the date of this Agreement, to the effect that the Exchange Ratio is fair to the stockholders of the Company from a financial point of view.

    2.27 FINANCIAL ADVISOR. Except for Alex. Brown & Sons Incorporated, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of the Acquired Corporations. The total of all fees, commissions and other amounts that have been paid by the Company to Alex. Brown & Sons Incorporated and all fees, commissions and other amounts that may become payable to Alex. Brown & Sons Incorporated by the Company if the Merger is consummated will not exceed the amount described in that certain letter agreement dated September 16, 1996, between the Company and Alex. Brown & Sons Incorporated, an accurate and complete copy of which has been delivered to Parent prior to the date of this Agreement.

    2.28 FULL DISCLOSURE.

         (a) This Agreement (including the Company Disclosure Schedule) does not, and the certificate referred to in Section 6.6(k) will not, (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

         (b) None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Common Stock in the Merger (the "S-4 Registration Statement") will, at the time the S-4 Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Prospectus/Proxy Statement to be filed with the SEC as part of the S-4 Registration Statement (the "Prospectus/Proxy Statement"), will, at the time the Prospectus/Proxy Statement is mailed to the stockholders of the Company, at the time of the Company Stockholders' Meeting or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Prospectus/Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder.


SECTION 3.    REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

 Parent and Merger Sub represent and warrant to the Company that, except as set forth in the Parent SEC Documents (as defined in Section 3.3(a)), excluding the exhibits thereto:

    3.1 ORGANIZATION, STANDING AND POWER. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary power and authority: (a) to conduct its business in the manner in which its business is currently being conducted; (b) to own and use its assets in the manner in which its assets are currently owned and used; and (c) to perform its obligations under all Contracts by which it is bound. Each of Parent and Merger Sub is duly qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification and where the failure to be so qualified would have a Material Adverse Effect on Parent. Parent has delivered to the Company accurate and complete copies of the certificate of incorporation and bylaws of Parent, including all amendments thereto.

    3.2  CAPITALIZATION, ETC.

         (a) The authorized capital stock of Parent consists of: (a) 150,000,000 shares of Parent Common Stock, of which 77,637,647 shares (excluding shares of Parent Common Stock held in treasury) were outstanding as of October 15, 1996; and (b) 2,000,000 shares of Preferred Stock, $0.01 par value per share, of which no shares are outstanding as of the date of this Agreement. All of the outstanding shares of Parent Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. As of October 15, 1996:
(i) 9,562,052 shares of Parent Common Stock were reserved for future issuance pursuant to stock options granted and outstanding under Parent's 1987 Stock Option Plan, as amended; (ii) 9,374,978 shares of Parent Common Stock were reserved for future issuance pursuant to stock options granted and outstanding under Parent's 1993 Nonstatutory Stock Option Plan; (iii) 123,750 shares of Parent Common Stock were reserved for future issuance pursuant to stock options granted and outstanding under Parent's 1988 Directors Stock Option Plan; (iv) 191,250 shares of Parent

Common Stock were reserved for future issuance pursuant to stock options granted and outstanding under Parent's 1993 Directors Stock Option Plan; (v) 315,000 shares of Parent Common Stock were reserved for future issuance pursuant to stock options granted and outstanding under Parent's 1995 Directors Stock Option Plan; (vi) 128,028 shares of Parent Common Stock were reserved for future issuance pursuant to stock options granted and outstanding other than under the stock option plans referred to in clauses "(i)" through "(v)" of this Section 3.2; (vii) 1,347,149 shares of Parent Common Stock were reserved for future issuance under Parent's 1990 Employee Stock Purchase Plan; (viii) 120,000 shares of Parent Common Stock were reserved for future issuance pursuant to outstanding warrants to purchase shares of Parent Common Stock held by Comdisco Systems, Inc.; and (ix) 2,433,002 shares of Parent Common Stock were reserved for future issuance pursuant to certain outstanding put warrants and call options. All outstanding shares of Parent Common Stock, all outstanding options to purchase shares of Parent Common Stock, and all outstanding shares of capital stock of each subsidiary of Parent have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in applicable Contracts.

         (b) Between October 15, 1996 and the date of this Agreement, there has been: (i) no material change in the number of outstanding shares of Parent Common Stock (other than as a result of the exercise of options referred to in Section 3.2(a)); and (ii) no change in the number of shares of Parent Common Stock reserved for future issuance under the stock option plans or the stock purchase plan referred to in Section 3.2(a).

         (c) As of the date of this Agreement: (i) there are no outstanding options or rights to purchase shares of Parent Common Stock, other than the options, warrants and other rights referred to in Section 3.2(a), certain options granted between October 15, 1996 and the date of this Agreement under the stock option plans referred to in Section 3.2(a) and the rights outstanding under that certain Rights Agreement dated as of February 9, 1996 between Parent and Harris Trust and Savings Bank; and (ii) Parent is not obligated to issue any shares of Parent Common Stock or any rights to acquire shares of Parent Common Stock, other than pursuant to (A) the options, warrants and rights referred to in Section 3.2(a) and certain options granted between October 15, 1996 and the date of this Agreement under the stock option plans referred to in Section 3.2(a), (B) the rights outstanding under that certain Rights Agreement dated as of February 9, 1996 between Parent and Harris Trust and Savings Bank, (C) the terms of this Agreement or any other agreement referred to in this Agreement, and (D) that certain Agreement and Plan of Merger and Reorganization dated as of October 3, 1996, among Parent, Harbor Acquisition Sub, Inc. and High Level Design Systems, Inc.

    3.3  SEC FILINGS; FINANCIAL STATEMENTS.

    (a) Parent has delivered to the Company accurate and complete copies of each report, registration statement (on a form other than Form S-8) and definitive proxy statement (excluding copies of exhibits) filed by Parent with the SEC between January 1, 1996 and the date of this Agreement (the "Parent SEC Documents"). As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

         (b) The consolidated financial statements (including any related notes) contained in the Parent SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements and, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end audit adjustments which will not, individually or in the aggregate, be material in amount); and (iii) fairly present the consolidated financial position of Parent and its subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of Parent and its subsidiaries for the periods covered thereby.

         (c) Parent has delivered to the Company an unaudited consolidated balance sheet of Parent and its subsidiaries as of September 28, 1996 (the "Parent Unaudited Interim Balance Sheet"), and the related consolidated unaudited income statement and statement of cash flows of Parent and its subsidiaries for the nine months then ended. The financial statements referred to in this Section 3.3(c): (i) were prepared in accordance with generally accepted accounting principles applied on a basis consistent with the basis on which the financial statements referred to in Section 3.3(b) were prepared (except that the financial statements referred to in this Section 3.3(c) do not contain footnotes and are subject to normal and recurring year-end adjustments which will not, individually or in the aggregate, be material in amount), and
(ii) fairly present the consolidated financial position of Parent and its subsidiaries as of September 28, 1996 and the consolidated results of operations and cash flows of Parent and its subsidiaries for the period covered thereby.

    3.4  ABSENCE OF CERTAIN CHANGES OR EVENTS.   Between September 28, 1996 and
the date of this Agreement: (a) there has not been any material adverse change in the business, condition, assets, liabilities, operations or financial performance of Parent and its subsidiaries taken as a whole, and no event has occurred that would reasonably be expected to have a Material Adverse Effect on Parent; (b) Parent has not declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, or repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities; (c) there has not been any loss, damage or destruction to, or any interruption in the use of, any of the assets of Parent (whether or not covered by insurance), except for any loss, damage, destruction or interruption that has not had and would not reasonably be expected to have a Material Adverse Effect on Parent; (d) Parent has not entered into any material transaction or taken any other material action that has had, or would reasonably be expected to have, a Material Adverse Effect on Parent; (e) Parent has not amended its certificate of incorporation or bylaws; (f) Parent has not effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction; (g) Parent has not changed any of its methods of accounting or accounting practices in any material respect; and (h) Parent has not agreed or committed to take any of the actions referred to in clauses "(a)" through "(g)" of this Section 3.4, except that Parent has entered into an Agreement and Plan of Merger and Reorganization dated as of October 3, 1996, contemplating a merger of a subsidiary of Parent with High Level Design Systems, Inc.

    3.5 TITLE TO ASSETS. Parent or its subsidiaries own, and have good, valid and marketable title to, all assets purported to be owned by them, including:
(i) all assets reflected on the Parent Unaudited Interim Balance Sheet (except for assets sold or otherwise disposed of since the date of the Parent Unaudited Interim Balance Sheet); and (ii) all other assets reflected in the books and records of Parent or its subsidiaries as being owned by Parent or its
subsidiaries.   All of said assets are owned by Parent or its subsidiaries free and clear of any Encumbrances, except for (x) any Encumbrance for current taxes not yet due and payable, (y) minor Encumbrances that have arisen in the ordinary course of business, and (z) Encumbrances that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of Parent or any of its subsidiaries.

    3.6  PROPRIETARY ASSETS.

    (a) To the best of the knowledge of Parent: (i) all patents, trademarks, service marks and copyrights held by Parent and material to the business of Parent are valid, enforceable and subsisting; (ii) no Proprietary Asset owned by Parent and no Proprietary Asset that is currently being developed by Parent (either by itself or with any other Person) infringes or misappropriates any Proprietary Asset owned by any other Person, except where any liability, or any restriction on sale, use, development or licensing of a Proprietary Asset, arising from such infringement, misappropriation or unlawful use has not had and would not reasonably be expected to have a Material Adverse Effect on Parent; (iii) Parent is not infringing, misappropriating or making any unlawful use of any Proprietary Asset owned by any other Person, except where any liability, or any restriction on sale, use, development or licensing of a Proprietary Asset, arising from such infringement, misappropriation or unlawful use has not had and would not reasonably be expected to have a Material Adverse Effect on Parent; (iv) none of the products that are or have been designed, created, developed, assembled, manufactured or sold by Parent is infringing, misappropriating or making any unlawful or unauthorized use of any Proprietary Asset owned by any other Person, and none of such products has at any time infringed, misappropriated or made any unlawful or unauthorized use of, any Proprietary Asset of any other Person, except where any liability, or any restriction on sale, use, development or licensing of a Proprietary Asset, arising from such infringement, misappropriation or unlawful use has not had and would not reasonably be expected to have a Material Adverse Effect on Parent;
(v) since December 31, 1995, Parent has not received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful or unauthorized use of, any Proprietary Asset owned or used by any other Person; (vi) no other Person is infringing, misappropriating or making any unlawful or unauthorized use of any Proprietary Asset owned by Parent, and no Proprietary Asset owned or used by any other Person infringes any material Proprietary Asset owned by Parent, except where such infringement, misappropriation or unlawful use has not had and would not reasonably be expected to have a Material Adverse Effect on Parent.

         (b) The Proprietary Assets owned by or licensed to Parent constitute all the Proprietary Assets necessary to enable Parent to conduct its business substantially in the manner in which such business has been and is being conducted.

    3.7 LIABILITIES. Parent has no accrued, contingent or other liabilities of any nature, either matured or unmatured (of the type required to be reflected in a balance sheet of Parent prepared in accordance with generally accepted principles), except for: (a) liabilities identified as such in the "liabilities" column of the Parent Unaudited Interim Balance Sheet; (b) normal and recurring liabilities that have been incurred by Parent since September 28, 1996 in the ordinary course of business and consistent with past practices; and (c) liabilities that have not had and would not reasonably be expected to have a Material Adverse Effect on Parent.

    3.8 COMPLIANCE WITH LEGAL REQUIREMENTS. Parent is, and has at all times since December 31, 1995 been, in compliance with all applicable Legal Requirements, except where the failure to comply with such Legal Requirements has not had and would not reasonably be expected to have a Material Adverse Effect on Parent. Since December 31, 1995, Parent has not received any notice or other communication from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any Legal Requirement.

    3.9 GOVERNMENTAL AUTHORIZATIONS. Parent holds all Governmental Authorizations necessary to enable Parent to conduct its business in the manner in which such business is currently being conducted, except where the failure to hold such Governmental Authorizations has not had and would not reasonably be expected to have a Material Adverse Effect on Parent. All such Governmental Authorizations are valid and in full force and effect. Parent is, and at all times since December 31, 1995 has been, in compliance with the terms and requirements of such Governmental Authorizations, except where the failure to be in compliance with the terms and requirements of such Governmental Authorizations has not had and would not reasonably be expected to have a Material Adverse Effect on Parent. Since December 31, 1995, Parent has not received any notice or other communication from any Governmental Body regarding
(a) any actual or possible violation of or failure to comply with any term or requirement of any material Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization.

    3.10 LEGAL PROCEEDINGS; ORDERS. There is no material pending Legal Proceeding, and, to the best of the knowledge of Parent, no Person has since December 31, 1995 threatened to commence any material Legal Proceeding, that involves Parent or any of the assets owned or used by Parent. There is no order, writ, injunction, judgment or decree to which Parent, or any of the assets owned or used by Parent, is subject, except for any orders, writs, injunctions, judgments or decrees which have not had and would not reasonably be expected to have a Material Adverse Effect on Parent.

    3.11 VOTE REQUIRED. No vote of the holders of Parent Common Stock is required to authorize the Merger.

    3.12 AUTHORITY; BINDING NATURE OF AGREEMENT. Parent and Merger Sub have the absolute and unrestricted right, power and authority to enter into and to perform their obligations under this Agreement. The board of directors of Parent (at a meeting duly called and held) has unanimously approved the execution, delivery and performance of this Agreement by Parent and unanimously approved the Merger. The board of directors of Merger Sub (by written consent) has unanimously approved the execution, delivery and performance of this Agreement by Merger Sub and unanimously approved the Merger. This Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

    3.13 NON-CONTRAVENTION; CONSENTS. Neither (1) the execution, delivery or performance by Parent of this Agreement, nor (2) the consummation by Parent and Merger Sub of the Merger will directly or indirectly (with or without notice or lapse of time) (a) contravene, conflict with or result in a violation of (i) any of the provisions of the certificate of incorporation or bylaws of Parent or Merger Sub, or (ii) any resolution adopted by the stockholders, the board of directors or any committee of the board of directors of Parent or Merger Sub;
(b) contravene, conflict with or result in a violation of any Legal Requirement or any order, writ, injunction, judgment or decree to which Parent, or any of the assets owned or used by Parent, is subject (it being understood that no representation or warranty is being made by Parent or Merger Sub regarding compliance with any federal or state antitrust or fair trade law or any other similar Legal Requirement); (c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Parent or that otherwise relates to the business of Parent or to any of the assets owned or used by Parent; (d) contravene, conflict with or result in a violation or breach by Parent or Merger Sub of, or result in a default by Parent or Merger Sub under, any provision of any material Contract to which Parent or Merger Sub is a party, or give any Person the right to (i) declare a default or exercise any remedy under any such material Contract, (ii) accelerate the maturity or performance of any such material Contract, or (iii) cancel, terminate or modify any term of such material Contract, except for any default, acceleration, cancellation, termination or modification which has not had and would not reasonably be expected to have a Material Adverse Effect on Parent; or (e) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by Parent (except for minor Encumbrances that would not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of Parent). Except as may be required by the Securities Act, the Exchange Act, state securities or "blue sky" laws, the DGCL, the HSR Act, the NASD Bylaws (as they relate to the S-4 Registration Statement and the Prospectus/Proxy Statement) and the rules and regulations of the NYSE (as they relate to the S-4 Registration Statement and the Prospectus/Proxy Statement), Parent is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution, delivery or performance of this Agreement or the consummation of the Merger.

    3.14 VALID ISSUANCE. The Parent Common Stock to be issued in the Merger, when issued in accordance with the provisions of this Agreement: (a) will be validly issued, fully paid and nonassessable; and (b) will not be subject to any restrictions on resale under the Securities Act, other than restrictions imposed by Rule 145 promulgated under the Securities Act.

    3.15 ACCOUNTING MATTERS. To the best of the knowledge of Parent, neither Parent nor any of its affiliates has taken or agreed to, or plans to, take any action that would prevent Parent from accounting for the Merger as a "pooling of interests." Parent has received a letter dated the date of this Agreement, from Arthur Andersen LLP, a copy of which has been delivered to the Company, regarding Arthur Andersen's belief (subject to the qualifications contained in such letter) that the Merger should be treated as a "pooling of interests" in conformity with generally accepted accounting principles, as described in Accounting Principles Board Opinion No. 16 and the applicable rules and regulations of the SEC.

    3.16 FULL DISCLOSURE.

         (a)  This Agreement does not, and the certificate referred to in
Section 7.4(c) will not, (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

         (b) None of the information supplied or to be supplied by or on behalf of Parent for inclusion or incorporation by reference in the S-4 Registration Statement will, at the time the S-4 Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of Parent for inclusion or incorporation by reference in the Prospectus/Proxy Statement will, at the time the Prospectus/Proxy Statement is mailed to the stockholders of the Company, at the time of the Company Stockholders' Meeting or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The S-4 Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations promulgated by the SEC thereunder.


SECTION 4.    CERTAIN COVENANTS OF THE PARTIES

    4.1  ACCESS AND INVESTIGATION.


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

         (a) During the period from the date of this Agreement through the Effective Time (the "Pre-Closing Period"), the Company shall, and shall cause the respective Representatives of the Acquired Corporations to: (i) provide Parent and Parent's Representatives with reasonable access to the Acquired Corporations' Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Corporations; and (ii) provide Parent and Parent's Representatives with such copies of the existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Corporations, and with such additional financial, operating and other data and information regarding the Acquired Corporations, as Parent may reasonably request. Without limiting the generality of the foregoing, promptly after the execution of this Agreement, the Company shall deliver to Parent with respect to each Plan sponsored, maintained, contributed to or required to be contributed to by any of the Acquired Corporations for any current or former employee of any of the Acquired Corporations: (1) an accurate and complete copy of such Plan (including all amendments thereto); (2) an accurate and complete copy of the annual report, if required under ERISA, with respect to such Plan for each of the last two years; (3) an accurate and complete copy of the most recent summary plan description, together with each Summary of Material Modifications, if required under ERISA, with respect to such Plan; (4) if such Plan is funded through a trust or any third party funding vehicle, an accurate and complete copy of the trust or other funding agreement (including all amendments thereto) and accurate and complete copies the most recent financial statements thereof; and (5) an accurate and complete copy of the most recent determination letter received from the Internal Revenue Service with respect to such Plan (if such Plan is intended to be qualified under Section 401(a) of the Code).

         (b) Without limiting the generality of anything contained in Section 4.1(a), during the Pre-Closing Period, the Company shall promptly provide Parent with copies of:

                 (i) all material operating and financial reports prepared by the Company for its senior management, including (A) copies of the unaudited monthly consolidated balance sheets of the Acquired Corporations and the related unaudited monthly consolidated income statements, statements of changes in stockholders' equity and statements of cash flows and (B) copies of any sales forecasts, marketing plans, development plans, discount reports, write-off reports, hiring reports and capital expenditure reports prepared for the Company's senior management;

                 (ii) any written materials or communications sent by or on behalf of the Company to its stockholders;

                 (iii) any material notice, document or other communication sent by or on behalf of any of the Acquired Corporations to any party to any Material Contract or sent to any of the Acquired Corporations by any party to any Material Contract (other than any communication that relates solely to commercial transactions between the Company and the other party to any such Material Contract and that is of the type sent in the ordinary course of business and consistent with past practices);

                 (iv) any notice, report or other document filed with or sent to any Governmental Body in connection with the Merger or any of the other transactions contemplated by this Agreement; and

                 (v) any material notice, report or other document received by any of the Acquired Corporations from any Governmental Body.

         (c)  Notwithstanding anything to the contrary contained in this
Section 4.1, the Company shall not be required under this Section 4.1 to take any action that would cause the Company to violate the HSR Act.

    4.2  OPERATION OF THE COMPANY'S BUSINESS.

         (a) During the Pre-Closing Period: (i) the Company shall ensure that each of the Acquired Corporations conducts its business and operations (A) in the ordinary course and in accordance with past practices and (B) in compliance with all applicable Legal Requirements and the requirements of all Material Contracts;(ii) the Company shall use reasonable efforts to ensure that each of the Acquired Corporations preserves intact its current business organization, keeps available the services of its current officers and employees and maintains its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with the respective Acquired Corporations;(iii) the Company shall keep in full force all insurance policies referred to in Section 2.17;(iv) the Company shall provide all reasonable notices, assurances and support required by any Acquired Corporation Contract relating to any Proprietary Asset in order to ensure that no condition under such Acquired Corporation Contract occurs which would result in (A) any transfer or disclosure by any Acquired Corporation of any source code materials or other Proprietary Asset, or (B) a release from any escrow of any source code materials or other Proprietary Asset which have been deposited or are required to be deposited in escrow under the terms of such Acquired Corporation Contract; (v) the Company shall comply with Parent's reasonable directions with respect to exercising any rights or remedies under any Material Contract of the type referred to in clause "(v)" of Section 2.9(a); and (vi) the Company shall (to the extent reasonably requested by Parent) cause its officers to report regularly to Parent concerning the status of the Company's business.

         (b) During the Pre-Closing Period, the Company shall not (without the prior written consent of Parent), and shall not permit any of the other Acquired Corporations to:

                 (i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;

                 (ii)   sell, issue, grant or authorize the issuance or grant of
 (i) any capital stock or other security, (ii) any option, call, warrant or right to acquire any capital stock or other security, or (iii) any instrument convertible into or exchangeable for any capital stock or other security (except that (A) the Company may issue Company Common Stock upon the valid exercise of Company Options outstanding as of the date of this Agreement,

(B) the Company may issue Company Common Stock upon the valid exercise of "options" outstanding under the 1995 Purchase Plan as of the date of this Agreement, and (C) the Company may, in the ordinary course of business and consistent with past practices, grant options under its 1995 Equity Incentive Plan to purchase no more than 250,000 shares of Company Common Stock to employees of the Company);

                 (iii) amend or waive any of its rights under, or accelerate the vesting under, any provision of any of the Company's stock option plans, any provision of any agreement evidencing any outstanding stock option or any restricted stock purchase agreement, or otherwise modify any of the terms of any outstanding option, warrant or other security or any related Contract;

                 (iv) amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents, or effect or become a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

                 (v) form any subsidiary or acquire any equity interest or other interest in any other Entity;

                 (vi) make any capital expenditure in any calendar month which, when added to all other capital expenditures made on behalf of the Acquired Corporations in such calendar month results in such capital expenditures exceeding $100,000 in the aggregate;

                 (vii) enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Material Contract, or amend or prematurely terminate, or waive or exercise any material right or remedy (including any right to repurchase shares of Company Common Stock) under, any Material Contract;

                 (viii) acquire, lease or license any right or other asset from any other Person or sell or otherwise dispose of, or lease or license, any right or other asset to any other Person (except in each case for assets acquired, leased, licensed or disposed of by the Company in the ordinary course of business and consistent with past practices), or waive or relinquish any material right;

                 (ix) lend money to any Person, or incur or guarantee any indebtedness;

                 (x) (A) establish, adopt or amend any employee benefit plan, or (B) except for bonus, profit-sharing and similar payments made in the ordinary course of business consistent with past practices, pay any bonus or make any profit-sharing or similar payment to, or materially increase the amount of commissions payable to, any of its directors, officers or employees, or (C) materially increase the amount of the wages, salary, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees;

                 (xi) (A) hire any new employee having an annual salary in excess of $75,000, or (B) engage any consultant or independent contractor who
 (1) is entitled to receive annual compensation in excess of $75,000, and (2) may not be terminated by the Company (without penalty) on no more than 30 days notice;

                 (xii) change any of its methods of accounting or accounting practices in any material respect;

                 (xiii) make any material Tax election;

                 (xiv)  commence or settle any material Legal Proceeding;

                 (xv) enter into any material transaction or take any other material action outside the ordinary course of business or inconsistent with past practices; or

                 (xvi) agree or commit to take any of the actions described in clauses "(i)" through "(xv)" of this Section 4.2(b).

Parent agrees that it will not unreasonably withhold its consent to: (1) the taking of any action described in clauses "(vi)" through "(xi)" or clause "(xiii)" or "(xiv)" of this Section 4.2(b); or (2) the repurchase by the Company of shares of Company Common Stock in accordance with the terms of certain Contracts (in existence as of, and disclosed to Parent prior to, the execution of this Agreement) pursuant to which the Company has the right to repurchase shares of Company Common Stock.

         (c) During the Pre-Closing Period, the Company shall promptly notify Parent in writing of the discovery by the Company of: (i) any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by the Company in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by the Company in this Agreement if
(A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of the Company; and (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 6 impossible or unlikely or that has had or would reasonably be expected to have a Material Adverse Effect on the Acquired Corporations.

         (d)  Notwithstanding anything to the contrary contained in this
Section 4.2, the Company shall not be required under this Section 4.2 to take any action that would cause the Company to violate the HSR Act.

    4.3  NO SOLICITATION.

         (a) The Company shall not directly or indirectly, and shall not authorize or permit any subsidiary of the Company or any Representative of any of the Acquired Corporations directly or indirectly to,(i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal or take any action that could reasonably be expected to lead to an Acquisition Proposal,(ii) furnish any nonpublic information regarding any of the Acquired Corporations to any Person in connection with or in response to an Acquisition Proposal,(iii) engage in discussions with any Person with respect to any Acquisition Proposal,(iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction; PROVIDED, HOWEVER, that this Section 4.3(a) shall not prohibit the Company from furnishing nonpublic information regarding the Acquired Corporations to, or entering into discussions with, any Person in response to an unsolicited bona fide written Acquisition Proposal submitted (and not withdrawn) by such Person if (1) the Board of Directors of the Company concludes in good faith, based upon the advice of its financial advisor, that such Acquisition Proposal could reasonably be expected to result in a transaction that is more favorable from a financial point of view to the Company's stockholders than the Merger, (2) the Board of Directors of the Company concludes in good faith, after consultation with outside legal counsel, that such action is required in order for the Board of Directors of the Company to comply with its fiduciary obligations to the Company's stockholders under applicable law, (3) prior to furnishing any such nonpublic information to, or entering into discussions with, such Person, the Company gives Parent written notice of the identity of such Person and of the Company's intention to furnish nonpublic information to, or enter into discussions with, such Person, and the Company receives from such Person an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such Person by or on behalf of the Company, and (4) prior to furnishing any such nonpublic information to such Person, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been
previously furnished by the Company to Parent).   Without limiting the
generality of the foregoing, the Company acknowledges and agrees that any violation of any of the restrictions set forth in the preceding sentence by any Representative of any of the Acquired Corporations, whether or not such Representative is purporting to act on behalf of any of the Acquired Corporations, shall be deemed to constitute a breach of this Section 4.3 by the Company.

         (b) The Company shall promptly advise Parent orally and in writing of any Acquisition Proposal (including the identity of the Person making or submitting such Acquisition Proposal and the terms thereof) that is made or submitted by any Person during the Pre-Closing Period.

         (c) As of the date of this Agreement, the Company shall immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal.

         (d) Notwithstanding anything to the contrary contained in this Agreement, the Company may give a copy of this Section 4.3 and Section 5.2(c) to any Person who submits an unsolicited bona fide written Acquisition Proposal to the Company if, prior to giving a copy of this Section 4.3 and Section 5.2(c) to such Person, the Company gives Parent written notice that the Company intends to give a copy of this Section 4.3 and
Section 5.2(c) to such Person.

    4.4 NOTIFICATION BY PARENT. During the Pre-Closing Period, Parent shall promptly notify the Company in writing of the discovery by Parent of: (i) any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by Parent in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by Parent in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or
(B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of Parent; and (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 7 impossible or unlikely or that has had or would reasonably be expected to have a Material Adverse Effect on Parent.


SECTION 5.    ADDITIONAL COVENANTS OF THE PARTIES

    5.1  REGISTRATION STATEMENT; PROSPECTUS/PROXY STATEMENT.

         (a) As promptly as practicable after the date of this Agreement, the Company and Parent shall prepare and cause to be filed with the SEC the S-4 Registration Statement, together with the Prospectus/Proxy Statement and any other documents required by the Securities Act or the Exchange Act in connection with the Merger. Each of Parent and the Company shall use reasonable efforts to cause the S-4 Registration Statement (including the Prospectus/Proxy Statement) to comply with the rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff and to have the S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC. The Company shall promptly furnish to Parent all information concerning the Acquired Corporations and the Company's stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.1. If any event relating to any of the Acquired Corporations occurs, or if the Company becomes aware of any information, that should be set forth in an amendment or supplement to the S-4 Registration Statement or the Prospectus/Proxy Statement, then the Company shall promptly inform Parent thereof and shall cooperate with Parent in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the stockholders of the Company.

         (b) Prior to the Effective Time, Parent shall use reasonable efforts to obtain all regulatory approvals needed to ensure that the Parent Common Stock to be issued in the Merger will be registered or qualified under the securities law of every jurisdiction of the United States in which any registered holder of Company Common Stock has an address of record on the record date for determining the stockholders entitled to notice of and to vote at the Company Stockholders' Meeting.

    5.2  COMPANY STOCKHOLDERS' MEETING.

         (a) The Company shall take all action necessary under all applicable Legal Requirements to call, give notice of, hold and convene a meeting of the holders of Company Common Stock to consider, act upon and vote upon the adoption of this Agreement and approval of the Merger (the "Company Stockholders' Meeting"). The Company Stockholders' Meeting will be held as promptly as practicable and in any event within 60 days after the S-4 Registration Statement is declared effective by the SEC. The Company shall ensure that the Company Stockholders' Meeting is called, noticed, convened, held and conducted, and that all proxies solicited in connection with the Company Stockholders' Meeting are solicited, in compliance with all applicable Legal Requirements. The Company's obligation to call, give notice of, hold and convene the Company Stockholders' Meeting in accordance with this Section 5.2(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to the Company of any Acquisition Proposal.

         (b) Subject to Section 5.2(c): (i) the Board of Directors of the Company shall unanimously recommend that the Company's stockholders vote in favor of and adopt and approve this Agreement and the Merger at the Company Stockholders' Meeting; (ii) the Prospectus/Proxy Statement shall include a statement to the effect that the Board of Directors of the Company has unanimously recommended that the Company's stockholders vote in favor of and adopt and approve this Agreement and the Merger at the Company Stockholders' Meeting; and (iii) neither the Board of Directors of the Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify, in a manner adverse to Parent, the unanimous recommendation of the Board of Directors of the Company that the Company's stockholders vote in favor of and adopt and approve this Agreement and the Merger. For purposes of this Agreement, said recommendation of the Board of Directors shall be deemed to have been modified in a manner adverse to Parent if said recommendation shall no longer be unanimous.

         (c) Nothing in clause "(iv)" of the first sentence of Section 4.3(a) or in Section 5.2(b) shall prevent the Board of Directors of the Company from withdrawing, amending or modifying its unanimous recommendation in favor of the Merger if (i) an unsolicited bona fide written Acquisition Proposal is submitted to the Company and is not withdrawn, (ii) the Board of Directors of the Company concludes in good faith, based upon the advice of its financial advisor, that such Acquisition Proposal could reasonably be expected to result in a transaction that is more favorable from a financial point of view to the Company's stockholders than the Merger, (iii) neither the Company nor any of its Representatives shall have violated any of the restrictions set forth in Section 4.3, and (iv) the Board of Directors of the Company concludes in good faith, after consultation with its outside legal counsel, that the withdrawal, amendment or modification of such recommendation is required in order for the Board of Directors of the Company to comply with its fiduciary obligations to the Company's stockholders under applicable law. Nothing in clause "(iv)" of the first sentence of Section 4.3(a) or in Section 5.2(b) shall prevent the Board of Directors of the Company from recommending that its stockholders accept an unsolicited tender offer or exchange offer commenced by a third party with respect to shares of Company Common Stock if (1) such tender offer or exchange offer constitutes an Acquisition Proposal, (2) the Board of Directors of the Company shall have withdrawn its recommendation in favor of the Merger in accordance with and as permitted by the preceding sentence, (3) the Board of Directors of the Company shall have concluded in good faith, based upon the advice of its financial advisor, that such tender offer or exchange offer is more favorable from a financial point of view to the Company's stockholders than the Merger, (4) neither the Company nor any of its Representatives shall have violated any of the restrictions set forth in Section 4.3, and (5) the Board of Directors of the Company shall have concluded in good faith, after consultation with its outside legal counsel, that the recommendation in favor of acceptance of such tender offer or exchange offer is required in order for the Board of Directors of the Company to comply with its fiduciary obligations to the Company's stockholders under applicable law. Nothing contained in this Section 5.2 shall limit the Company's obligation to hold and convene the Company Stockholders' Meeting (regardless of whether the unanimous recommendation of the Board of Directors of the Company shall have been withdrawn, amended or modified and regardless of whether the Board of Directors of the Company shall have recommended acceptance of a tender offer or exchange offer commenced by a third party), it being understood that the Company shall be required to hold and convene the Company Stockholders' Meeting in accordance with this Section 5.2 unless the holding of such meeting would constitute a violation of any applicable court order or statute. The Company shall use all reasonable efforts to ensure that the holding of the Company Stockholders' Meeting will not constitute a violation of any applicable court order or statute.

    5.3 REGULATORY APPROVALS. The Company and Parent shall use reasonable efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed with any Governmental Body with respect to the Merger and the other transactions contemplated by this Agreement, and to submit promptly any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing, the Company and Parent shall, promptly after the date of this Agreement, prepare and file the notifications required under the HSR Act in connection with the Merger. The Company and Parent shall respond as promptly as practicable to (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation and (ii) any inquiries or requests received from any state attorney general or other Governmental Body in connection with antitrust or related matters. Each of the Company and Parent shall (1) give the other party prompt notice of the commencement of any Legal Proceeding by or before any Governmental Body with respect to the Merger or any of the other transactions contemplated by this Agreement, (2) keep the other party informed as to the status of any such Legal Proceeding, and (3) promptly inform the other party of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Body regarding the Merger. The Company and Parent will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any Legal Proceeding under or relating to the HSR Act or any other federal or state antitrust or fair trade law. In addition, except as may be prohibited by any Governmental Body or by any Legal Requirement, in connection with any Legal Proceeding under or relating to the HSR Act or any other federal or state antitrust or fair trade law or any other similar Legal Proceeding, each of the Company and Parent agrees to permit authorized Representatives of the other party to be present at each meeting or conference relating to any such Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Body in connection with any such Legal Proceeding.

    5.4  STOCK OPTIONS.

         (a) Subject to Section 5.4(b), at the Effective Time, all rights with respect to Company Common Stock under each Company Option then outstanding shall be converted into and become rights with respect to Parent Common Stock, and Parent shall assume each such Company Option in accordance with the terms (as in effect as of the date of this Agreement) of the stock option plan under which it was issued and the stock option agreement by which it is evidenced. From and after the Effective Time, (i) each Company Option assumed by Parent may be exercised solely for shares of Parent Common Stock, (ii) the number of shares of Parent Common Stock subject to each such Company Option shall be equal to the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole share (with cash, less the applicable exercise price, being payable for any fraction of a share), (iii) the per share exercise price under each such Company Option shall be adjusted by dividing the per share exercise price under such Company Option by the Exchange Ratio and rounding up to the nearest cent and (iv) any restriction on the exercise of any such Company Option shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Company Option shall otherwise remain unchanged; PROVIDED, HOWEVER, that (A) in accordance with the terms of the Employment Agreement between John R. Harding and the Company dated December 1, 1994, all unvested Company Options granted to John R. Harding pursuant to said Employment Agreement shall become immediately exercisable as of the Effective Time, (B) in accordance with the terms of that certain Employment Agreement between Robert D. Selvi and the Company dated April 24, 1995, and that certain Employment Agreement between William Portelli and the Company dated March 3, 1995, certain unvested Company Options granted to Messrs. Selvi and Portelli pursuant to said Employment Agreements shall become immediately exercisable as of the Effective Time, (C) in accordance with the terms of the Company's 1995 Directors Stock Option Plan, unvested Company Options granted to outside directors of the Company pursuant to such plan shall become immediately exercisable as of the Effective Time, and (D) each Company Option assumed by Parent in accordance with this Section 5.4(a) shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, reverse stock split, reclassification, recapitalization or other similar transaction subsequent to the Effective Time. Parent shall file with the SEC, no later than five business days after the date on which the Merger becomes effective, a Registration Statement on Form S-8 relating to the shares of Parent Common Stock issuable with respect to the Company Options assumed by Parent in accordance with this Section 5.4(a).

         (b)  Notwithstanding anything to the contrary contained in this
Section 5.4, in lieu of assuming outstanding Company Options in accordance with
Section 5.4(a), Parent may, at its election, cause such outstanding Company Options to be replaced by issuing substantially equivalent replacement stock
options in substitution therefor.   Parent shall use reasonable efforts to
attempt to ensure that any such replacement stock options issued in substitution for Company Options that, immediately prior to the Effective Time, qualified as incentive stock options (as defined in Section 422 of the Code) continue to qualify as incentive stock options immediately after the Effective Time.

         (c) The Company shall take all action that may be necessary (under the plans pursuant to which Company Options are outstanding and otherwise) to effectuate the provisions of this Section 5.4 and to ensure that, from and after the Effective Time, holders of Company Options have no rights with respect thereto other than those specifically provided in this Section 5.4.

         (d) The Company shall terminate the 1995 Purchase Plan and all outstanding "options" thereunder prior to the Effective Time, and shall take such actions as may be necessary to ensure that: (i) all outstanding "options" under the 1995 Purchase Plan terminate on the last trading day preceding the date on which the Merger becomes effective; (ii) the price per share of the Company Common Stock purchased pursuant to all such "options" is determined as if the "Purchase Date" under Section 8 of the 1995 Purchase Plan were the last trading day preceding the date on which the Merger becomes effective; (iii) any shares of Company Common Stock purchased pursuant to such "options" are automatically converted as of the Effective Time into the right to receive Parent Common Stock on the same basis as all other outstanding shares of Company Common Stock; and (iv) the 1995 Purchase Plan terminates immediately following the purchase of shares of Company Common Stock pursuant to such "options."

    5.5  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

         (a) All rights to indemnification existing in favor of the current directors and officers of the Company for acts and omissions occurring prior to the Effective Time, as provided in the Company's Bylaws (as in effect as of the date of this Agreement) and as provided in the indemnification agreements between the Company and said directors and officers (as in effect as of the date of this Agreement), shall survive the Merger and shall be maintained by the Surviving Corporation for a period of not less than six years from the Effective Time; PROVIDED, HOWEVER, that the Surviving Corporation's indemnification obligations will be reduced to the extent of any insurance proceeds paid under the insurance policy or policies referred to in Section 5.5(d). From and after the Effective Time, Parent will, to the fullest extent permitted by law, perform all indemnification obligations of the Surviving Corporation under this Section 5.5(a) (without giving effect to the limitations on the Surviving Corporation's indemnification obligations imposed by Section 145(b) of the DGCL); PROVIDED, HOWEVER, that Parent's indemnification obligations shall be reduced (i) to the extent that the Surviving Corporation performs such obligations, and (ii) to the extent of any insurance proceeds paid under the insurance policy or policies referred to in Section 5.5(d).

         (b)  If (i) on the Closing Date, a Legal Proceeding described in
Section 6.13 or 6.14 is pending before any court of competent jurisdiction, (ii) any current director or officer of the Company is named as a defendant in such Legal Proceeding by virtue of any action taken by him prior to the Closing Date in his capacity as a director or officer of the Company, (iii) the Company has disclosed to Parent, prior to the Closing Date, the pendency of such Legal Proceeding, and (iv) Parent waives in writing the condition specified in Section
6.13 or Section

6.14 (as the case may be) as it applies to such Legal Proceeding and elects to proceed with the Closing, then, from and after the Effective Time, Parent shall hold harmless and indemnify such director or officer from and against all losses and expenses incurred by such director or officer in connection with such Legal Proceeding.

         (c) Parent shall have (i) the exclusive right, at its election, to assume and control the defense (with counsel selected by Parent and reasonably satisfactory to the indemnified parties) of any claim or Legal Proceeding with respect to which Parent or the Surviving Corporation has any indemnification obligation under this Section 5.5, and (ii) the right, at its election, to settle, adjust or compromise any such claim or Legal Proceeding without the consent of any indemnified party (if the agreement relating to the settlement of such claim contains a customary release of such indemnified party and other customary terms).

         (d) From the Effective Time until the sixth anniversary of the date on which the Merger becomes effective, the Surviving Corporation shall maintain in effect, for the benefit of the current directors and officers of the Company with respect to acts or omissions occurring prior to the Effective Time, the directors' and officers' liability insurance policy described in Part 5.5(d) of the Company Disclosure Schedule (the "Specified Policy"); PROVIDED, HOWEVER, that (i) the Surviving Corporation may substitute for the Specified Policy a policy or policies of comparable coverage, and (ii) the Surviving Corporation shall not be required to pay an annual premium for the Specified Policy (or for any substitute policy or policies) in excess of $260,000. In the event any future annual premium for the Specified Policy (or any substitute policy or policies) exceeds $260,000, the Surviving Corporation shall be entitled to reduce the amount of coverage of the Specified Policy (or any substitute policy or policies) to the amount of coverage that can be obtained for an annual premium equal to $260,000; PROVIDED, HOWEVER, that if the amount of any such future annual premium payable prior to such sixth anniversary for the Specified Policy (or for any substitute policy or policies) exceeds $260,000, then: (1) Parent shall notify John R. Harding of that fact a reasonable time before such future annual premium becomes due; and (2) in the event that, a reasonable time before such future annual premium becomes due, the current directors and officers of the Company pay to Parent, in cash, the amount by which the amount of such future annual premium exceeds $260,000, Parent shall use the amount received from such directors and officers to pay such premium in order to avoid a reduction in the amount of coverage of the Specified Policy (or any substitute policy or policies).

    5.6  POOLING OF INTERESTS.

         (a) Each of the Company and Parent agrees (i) not to take any action during the Pre-Closing Period that would adversely affect the ability of Parent to account for the Merger as a "pooling of interests," and (ii) to use reasonable efforts to attempt to ensure that none of its "affiliates" (as that term is used in Rule 145 promulgated under the Securities Act) takes any action that could adversely affect the ability of Parent to account for the Merger as a "pooling of interests."

         (b) The parties acknowledge that, in order to permit Parent to account for the Merger as a "pooling of interests," it may be necessary, in light of the condition specified in paragraph 47d of Accounting Principles Board Opinion No. 16 (said condition being referred to as the "Paragraph 47d Condition"), for Parent to issue shares of Parent Common Stock at or prior to the Effective Time (in addition to the shares of Parent Common Stock to be issued in the Merger). Subject to Section 5.6(c), Parent agrees that, at or prior to the Closing Date (as designated by Parent in accordance with Section 1.3), it will issue a number of shares of Parent Common Stock that is sufficient to cause the Paragraph 47d Condition to be satisfied (it being understood that the timing of the offering and issuance of such shares by Parent will be determined by Parent in its sole discretion).

         (c) Notwithstanding anything to the contrary contained in Section 5.6(b) or elsewhere in this Agreement (but subject to Section 8.3(e)), Parent shall not have any obligation under this Agreement to offer or to issue shares of Parent Common stock if (i) Parent's financial advisor, Goldman, Sachs & Co., shall have advised Parent in writing that, in light of prevailing market conditions as they relate to Parent, it would be detrimental for Parent to proceed with the offering or issuance of a sufficient number of shares of Parent Common Stock to enable Parent to satisfy the Paragraph 47d Condition, and (ii) a second financial advisor (comparable in stature to Goldman, Sachs & Co.) jointly selected by Parent and the Company is unwilling to commit to offer and sell such shares on behalf of Parent on terms that are reasonably determined by Parent to be acceptable.

    5.7  ADDITIONAL AGREEMENTS.

         (a) Each party to this Agreement (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement, and (ii) shall use reasonable efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger or any of the other transactions contemplated by this Agreement. The Company shall promptly deliver to Parent a copy of each such filing made, each such notice given and each such Consent obtained by the Company during the Pre-Closing Period.

         (b) Notwithstanding anything to the contrary contained in this Agreement, Parent shall not have any obligation under this Agreement: (i) to dispose or cause any of its subsidiaries to dispose of any assets, or to commit to cause any of the Acquired Corporations to dispose of any assets; (ii) to discontinue or cause any of its subsidiaries to discontinue offering any product, or to commit to cause any of the Acquired Corporations to discontinue offering any product; (iii) to license or otherwise make available, or cause any of its subsidiaries to license or otherwise make available, to any Person, any technology, software or other Proprietary Asset, or to commit to cause any of the Acquired Corporations to license or otherwise make available to any Person any technology, software or other Proprietary Asset; (iv) to hold separate or cause any of its subsidiaries to hold separate any assets or operations (either before or after the Closing Date), or to commit to cause any of the Acquired Corporations to hold separate any assets or operations; or (v) to make or cause any of its subsidiaries make any commitment (to any Governmental Body or otherwise) regarding its future operations or the future operations of any of the Acquired Corporations.

    5.8  DISCLOSURE.

         (a) The Company shall not, and shall not permit any of its Representatives to, issue any press release or otherwise publicly disseminate any document or other written material relating to the Merger or any of the other transactions contemplated by this Agreement unless (i) Parent shall have approved such press release or written material (it being understood that Parent shall not unreasonably withhold its approval of any such press release or written material), or (ii) the Company shall have been advised by its outside legal counsel that the issuance of such press release or the dissemination of such written material is required by any applicable law or regulation, and the Company shall have consulted with Parent prior to issuing such press release or disseminating such written material; PROVIDED, HOWEVER, that the Company shall be entitled to file with the SEC, after the execution and delivery of this Agreement, a Report on Form 8-K (including a description of the possible sale of up to 50,000 shares of Company Common Stock by John R. Harding), together with a copy of this Agreement (including the exhibits hereto) and the press release (which shall have been approved by Parent) announcing this Agreement. The Company shall use reasonable efforts to ensure that none of its Representatives makes any public statement that is materially inconsistent with any press release issued or any written material publicly disseminated by the Company with respect to the Merger or with respect to any of the other transactions contemplated by this Agreement.

         (b) Parent shall not, and shall not permit any of its Representatives to, issue any press release or otherwise publicly disseminate any document or other written material relating to the Merger or any of the other transactions contemplated by this Agreement unless (i) the Company shall have approved such press release or written material (it being understood that the Company shall not unreasonably withhold its approval of any such press release or written material), or (ii) Parent shall have been advised by its outside legal counsel that the issuance of such press release or the dissemination of such written material is required by any applicable law or regulation, and Parent shall have consulted with the Company prior to issuing such press release or disseminating such written material; PROVIDED, HOWEVER, that (1) notwithstanding anything to the contrary contained in this Section 5.8, Parent may, without the approval of the Company, issue any press release or otherwise disseminate any written material relating to any offering or issuance of shares of Parent Common Stock contemplated by Section 5.6(b), and (2) Parent shall be entitled to file with the SEC, after the execution and delivery of this Agreement, a Report on Form 8-K, together with a copy of this Agreement (including the exhibits hereto) and the press release (which shall have been approved by the Company) announcing this Agreement. Parent shall use reasonable efforts to ensure that none of its Representatives makes any public statement that is materially inconsistent with any press release issued or any written material publicly disseminated by Parent with respect to the Merger or with respect to any of the other transactions contemplated by this Agreement.

    5.9 AFFILIATE AGREEMENTS. The Company shall use reasonable efforts to cause each Person identified in Part 2.18 of the Company Disclosure Schedule and each other Person who is or becomes an "affiliate" (as that term is used in Rule 145 promulgated under the Securities Act) of the Company to execute and deliver to Parent, prior to the date of the mailing of the Prospectus/Proxy Statement to the Company's stockholders, an Affiliate Agreement in the form of Exhibit C. Parent shall use reasonable efforts to cause each of Parent's "affiliates" (as that term is used in Rule 145 promulgated under the Securities
Act) to execute and deliver to Parent, at least 30 days prior to the date on which the Merger becomes effective, an "affiliate letter" in customary form relating to "pooling of interests" accounting requirements.

    5.10 TAX MATTERS. The Company shall use reasonable efforts to obtain and deliver to Parent, as soon as practicable after the date of this Agreement, Continuity of Interest Certificates in the form of Exhibit D signed by John F. Cooper and David Chyan. At or prior to the Closing, the Company and Parent shall execute and deliver to Cooley Godward LLP and to Fenwick & West LLP tax representation letters in customary form. Parent and the Company shall use reasonable efforts to cause the Merger to qualify as a tax free reorganization under Section 368(a)(1) of the Code.

    5.11 LETTER OF THE COMPANY'S ACCOUNTANTS. The Company shall use reasonable efforts to cause to be delivered to Parent a letter of Ernst & Young LLP, dated no more than two business days before the date on which the S-4 Registration Statement becomes effective (and reasonably satisfactory in form and substance to Parent), that is customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the S-4 Registration Statement.

    5.12 EMPLOYMENT MATTERS. The employees of the Company identified in Part 5.12A of the Company Disclosure Schedule have executed Employment Agreements with Parent (which will become effective on the date the Merger becomes effective). The employees of the Company identified in Part 5.12B of the Company Disclosure Schedule have executed Noncompetition Agreements in favor of the Company and Parent (which will become effective on the date the Merger becomes effective). The Company shall use reasonable efforts to cause each of the additional employees of the Company identified in Part 5.12C of the Company Disclosure Schedule to execute and deliver to Parent an employment agreement in the form of Exhibit E.

    5.13 PARENT PLANS AND BENEFIT ARRANGEMENTS. Those Plans identified in Part 2.15(a) of the Company Disclosure Schedule that provide non-discretionary, non-cash benefits to employees of the Company and that are substantially similar to benefit plans and benefit arrangements currently maintained by Parent shall, to the extent practicable, be maintained in effect by the Surviving Corporation until the Continuing Employees (as defined in this Section 5.13) are allowed to participate in such similar benefit plans or benefit arrangements maintained by Parent. Parent shall use reasonable efforts to attempt to ensure that: (a) as soon as practicable after the Effective Time, Parent's benefit plans and benefit arrangements will provide benefits to the Continuing Employees that are comparable to the non-discretionary, non-cash benefits provided to similarly situated employees of Parent; (b) to the extent practicable, any pre-existing condition limitations contained in Parent's health plans and health benefit arrangements for any Continuing Employee who would be deemed under Parent's health plans and health benefit arrangements to have a disqualifying pre-existing condition are waived, to the extent such condition was covered by a Plan immediately prior to the Effective Time (provided that, in the case of Parent's disability and life insurance plans, such Continuing Employee is actively at work and is not hospitalized or on disability leave as of the Effective Time); and (c) to the extent practicable, Parent's benefit plans and benefit arrangements give full credit to each Continuing Employee for such Continuing Employee's period of service with the Company prior to the Effective Time for all purposes for which such service was recognized under the Plans prior to the Effective Time. For purposes of this Section 5.13, "Continuing Employee" shall mean any employee of the Company who continues as an employee of the Surviving Corporation or Parent after the Effective Time.

    5.14 NYSE LISTING. Parent shall use reasonable efforts to cause the shares of Parent Common Stock being issued in the Merger to be approved for listing (subject to notice of issuance) on the NYSE.

    5.15 RESIGNATION OF OFFICERS AND DIRECTORS. The Company shall use reasonable efforts to obtain and deliver to Parent prior to the Closing the resignation of each officer and director of the Company.

    5.16 FIRPTA MATTERS. At the Closing, (a) the Company shall deliver to Parent a statement (in such form as may be reasonably requested by counsel to Parent) conforming to the requirements of Section 1.897 - 2(h)(1)(i) of the United States Treasury Regulations, and (b) the Company shall deliver to the Internal Revenue Service the notification required under Section 1.897 - 2(h)(2) of the United States Treasury Regulations.


SECTION 6.    CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

    The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

    6.1  ACCURACY OF REPRESENTATIONS.

         (a) The representations and warranties of the Company contained in this Agreement shall have been accurate in all respects as of the date of this Agreement, except that any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and are not reasonably expected to result in, a Material Adverse Effect on the Acquired Corporations (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all "Material Adverse Effect" qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

         (b) The representations and warranties of the Company contained in this Agreement shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date, except that any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and are not reasonably expected to result in, a Material Adverse Effect on the Acquired Corporations (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all "Material Adverse Effect" qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

    6.2 PERFORMANCE OF COVENANTS. Each covenant or obligation that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

    6.3 EFFECTIVENESS OF REGISTRATION STATEMENT. The S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order shall have been issued by the SEC with respect to the S-4 Registration Statement.

    6.4 STOCKHOLDER APPROVAL. This Agreement shall have been duly adopted and the Merger shall have been duly approved by the Required Vote.

    6.5 CONSENTS. All material Consents required to be obtained in connection with the Merger and the other transactions contemplated by this Agreement shall have been obtained and shall be in full force and effect.

    6.6 AGREEMENTS AND DOCUMENTS. Parent and the Company shall have received the following agreements and documents, each of which shall be in full force and effect:

         (a) Affiliate Agreements in the form of Exhibit C, executed by each Person who is reasonably determined by the Company to be an "affiliate" of the Company (as that term is used in Rule 145 promulgated under the Securities Act);

         (b) Continuity of Interest Certificates in the form of Exhibit D, executed by John F. Cooper and David Chyan;

         (c)  the Employment Agreements referred to in the second sentence of
 Section 5.12, executed by the individuals identified in Part 5.12A of the Company Disclosure Schedule;

         (d) the Noncompetition Agreements referred to in the first sentence of Section 5.12, executed by the individuals identified in Part 5.12B of the Company Disclosure Schedule;

         (e) a letter from Ernst & Young LLP, dated as of the Closing Date and addressed to Parent, reasonably satisfactory in form and substance to Parent, updating the letter referred to in Section 5.11;

         (f) the statement referred to in Section 5.16(a), executed by the Company;

         (g) a letter from Ernst & Young LLP, dated as of the Closing Date and addressed to Parent, the Company and Arthur Andersen LLP, reasonably satisfactory in form and substance to Parent and Arthur Andersen LLP, to the effect that, after reasonable investigation, Ernst & Young LLP is not aware of any fact concerning the Company or any of the Company's stockholders or affiliates that could preclude Parent from accounting for the Merger as a "pooling of interests" in accordance with generally accepted accounting principles, Accounting Principles Board Opinion No. 16 and all published rules, regulations and policies of the SEC;

         (h) a letter from Arthur Andersen LLP, dated as of the Closing Date and addressed to Parent, reasonably satisfactory in form and substance to Parent, to the effect that Parent may account for the Merger as a "pooling of interests" in accordance with generally accepted accounting principles, Accounting Principles Board Opinion No. 16 and all published rules, regulations and policies of the SEC;

         (i) a legal opinion of Fenwick & West LLP, dated as of the Closing Date, reasonably satisfactory in form and substance to Parent;

         (j) a legal opinion of Cooley Godward LLP, dated as of the Closing Date and addressed to Parent, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code (it being understood that, in rendering such opinion, Cooley Godward LLP may rely upon the Continuity of Interest Certificates and tax representation letters referred to in Section 5.10);

         (k) a certificate executed on behalf of the Company by its Chief Executive Officer confirming that the conditions set forth in Sections 6.1, 6.2, 6.4, 6.5, 6.7, 6.8 and 6.9 have been duly satisfied; and

         (l) the written resignations of all officers and directors of the Company, effective as of the Effective Time.

    6.7 EMPLOYEES. None of the individuals identified in Part 5.12B of the Company Disclosure Schedule shall have ceased to be employed by the Company, or shall have expressed an intention to terminate his or her employment with the Company or to decline to accept employment with Parent; and not more than 50% of the individuals identified in Part 5.12C of the Company Disclosure Schedule shall have ceased to be employed by the Company or shall have expressed an intention to terminate their employment with the Company or to decline to accept employment with Parent.

    6.8 NO MATERIAL ADVERSE CHANGE. There shall have been no material adverse change in the business, condition, assets, liabilities, operations or financial performance of the Acquired Corporations since the date of this Agreement, except for (a) any such material adverse change that is demonstrated to have resulted directly from changes that occurred after the date of this Agreement in general business conditions in the electronic design automation industry, and
(b) any material adverse change in the Company's financial performance that is temporary in nature and is demonstrated to have resulted directly from the public announcement or the pendency of the Merger.

    6.9 FIRPTA COMPLIANCE. The Company shall have filed with the Internal Revenue Service the notification referred to in Section 5.16(b).

    6.10 HSR ACT. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

    6.11 LISTING. The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing (subject to notice of issuance) on the NYSE.

    6.12 NO RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

    6.13 NO GOVERNMENTAL LITIGATION. There shall not be pending or threatened any Legal Proceeding in which a Governmental Body is or is threatened to become a party or is otherwise involved: (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement; (b) relating to the Merger and seeking to obtain from Parent or any of its subsidiaries any damages that may be material to Parent; (c) seeking to prohibit or limit in any material respect Parent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; or (d) which would materially and adversely affect the right of Parent, the Surviving Corporation or any subsidiary of Parent to own the assets or operate the business of the Company.

    6.14 NO OTHER LITIGATION. There shall not be pending any Legal Proceeding in which there is a reasonable possibility of an outcome that would have a Material Adverse Effect on the Acquired Corporations or on Parent:
(a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement;
(b) relating to the Merger and seeking to obtain from Parent or any of its subsidiaries any damages that may be material to Parent; (c) seeking to prohibit or limit in any material respect Parent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; or (d) which would affect adversely the right of Parent, the Surviving Corporation or any subsidiary of Parent to own the assets or operate the business of the Company.


SECTION 7.    CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY

    The obligation of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of the following conditions:

    7.1  ACCURACY OF REPRESENTATIONS.

         (a) The representations and warranties of Parent and Merger Sub contained in this Agreement shall have been accurate in all respects as of the date of this Agreement, except that any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and are not reasonably expected to result in, a Material Adverse Effect on Parent (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality qualifications contained in such representations and warranties shall be disregarded).

         (b) The representations and warranties of Parent and Merger Sub contained in this Agreement shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date, except that any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and are not reasonably expected to result in, a Material Adverse Effect on Parent (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality qualifications contained in such representations and warranties shall be disregarded).

    7.2 PERFORMANCE OF COVENANTS. All of the covenants and obligations that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

    7.3 EFFECTIVENESS OF REGISTRATION STATEMENT. The S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order shall have been issued by the SEC with respect to the S-4 Registration Statement.

    7.4  DOCUMENTS.  The Company shall have received the following documents:

         (a) a legal opinion of Cooley Godward LLP, dated as of the Closing Date, reasonably satisfactory in form and substance to the Company;

         (b) a legal opinion of Fenwick & West LLP, dated as of the Closing Date, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code (it being understood that, in rendering such opinion, Fenwick & West LLP may rely upon the Continuity of Interest Certificates and tax representation letters referred to in
 Section 5.10); and

         (c) a certificate executed on behalf of Parent by an executive officer of Parent, confirming that conditions set forth in Sections 7.1,
 7.2 and 7.5 have been duly satisfied.

    7.5 NO MATERIAL ADVERSE CHANGE. There shall have been no material adverse change in Parent's business, condition, assets, liabilities, operations or financial performance since the date of this Agreement, except for (a) any such material adverse change that is demonstrated to have resulted directly from changes that occurred after the date of this Agreement in general business conditions in the electronic design automation industry, and (b) any material adverse change in Parent's financial performance that is temporary in nature and is demonstrated to have resulted directly from the public announcement or the pendency of the Merger.

    7.6 HSR ACT. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

    7.7 LISTING. The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing (subject to notice of issuance) on the NYSE.

    7.8 NO RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger by the Company shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger by the Company illegal.


SECTION 8.    TERMINATION

    8.1 TERMINATION. This Agreement may be terminated prior to the Effective Time, whether before or after approval of the Merger by the stockholders of the
Company:

         (a)  by mutual written consent of Parent and the Company;

         (b) by either Parent or the Company if the Merger shall not have been consummated by 5:00 p.m. (Pacific Time) on May 7, 1997 (unless the failure to consummate the Merger is attributable to a failure on the part of the party seeking to terminate this Agreement to perform any material obligation required to be performed by such party at or prior to the Effective Time);

         (c) by either Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

         (d) by either Parent or the Company if (i) the Company Stockholders' Meeting shall have been held and (ii) this Agreement and the Merger shall not have been adopted and approved at such meeting by the Required Vote; PROVIDED, HOWEVER, that (1) Parent shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d) if the failure of the Company's stockholders to adopt and approve this Agreement and the Merger at the Company Stockholders' Meeting is attributable to a failure on the part of Parent to perform any material obligation required to have been performed by Parent under this Agreement, (2) the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d) if the failure of the Company's stockholders to adopt and approve this Agreement and the Merger at the Company Stockholders' Meeting is attributable to a failure on the part of the Company to perform any material obligation required to have been performed by the Company under this Agreement, and (3) the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d) unless the Company shall have paid the fee referred to in clause
 "(i)" of Section 8.3(b);

         (e) by Parent (at any time prior to the adoption and approval of this Agreement and the Merger by the Required Vote) if a Triggering Event shall have occurred;

         (f) by Parent if any of the Company's representations and warranties contained in this Agreement shall be or shall have become materially inaccurate, or if any of the Company's material covenants contained in this Agreement shall have been breached in any material respect; PROVIDED, HOWEVER, that if an inaccuracy in the Company's representations and warranties or a breach of a covenant by the Company is curable by the Company and the Company is continuing to exercise reasonable efforts to cure such inaccuracy or breach, then Parent may not terminate this Agreement under this Section 8.1(f) on account of such inaccuracy or breach;

         (g) by the Company if any of Parent's representations and warranties contained in this Agreement shall be or shall have become materially inaccurate, or if any of Parent's material covenants contained in this Agreement shall have been breached in any material respect; PROVIDED, HOWEVER, that if an inaccuracy in Parent's representations and warranties or a breach of a covenant by Parent is curable by Parent and Parent is continuing to exercise reasonable efforts to cure such inaccuracy or breach, then the Company may not terminate this Agreement under this
 Section 8.1(g) on account of such inaccuracy or breach;

         (h) by either Parent or the Company at 5:00 p.m. (Pacific Time) on the scheduled Closing Date (as designated by Parent in accordance with Section 1.3) if (i) Parent shall have failed to issue shares of Parent Common Stock on or prior to the scheduled Closing Date for the purpose of satisfying the Paragraph 47d Condition, (ii) Arthur Andersen LLP is unable to provide, on the scheduled Closing Date, the letter referred to in
 Section 6.6(h) solely as a result of Parent's failure to issue shares of Parent Common Stock in order to satisfy the Paragraph 47d Condition, and
 (iii) all of the conditions set forth in Section 6 have otherwise been fully satisfied (except for any conditions in Section 6 that have not been satisfied as a result of Parent's failure to perform any material obligation required to have been performed by Parent under this Agreement); PROVIDED, HOWEVER, that (1) Parent shall not be permitted to terminate this Agreement pursuant to this Section 8.1(h) if Parent's failure to issue shares of Parent Common Stock for the purpose of satisfying the Paragraph 47d Condition is attributable to a failure on the part of Parent to perform any material obligation required to have been performed by Parent under this Agreement, and (2) the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.1(h) if Parent's failure to issue shares of Parent Common Stock for the purpose of satisfying the Paragraph 47d Condition is attributable to a failure on the part of the Company to perform any material obligation required to have been performed by the Company under this Agreement; or

         (i) by Parent at any time on or after November 2, 1996 if John F. Cooper and David Chyan shall not have executed and delivered to Parent Option Agreements in the form of Exhibit F.

    8.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect; PROVIDED, HOWEVER, that (i) this Section 8.2, Section 8.3 and
Section 9 shall survive the termination of this Agreement and shall remain in full force and effect, and (ii) the termination of this Agreement shall not relieve any party from any liability for any breach of this Agreement.

    8.3  EXPENSES; TERMINATION FEES.

         (a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated; PROVIDED, HOWEVER, that Parent and the Company shall share equally all fees and expenses, other than attorneys' fees, incurred in connection with the printing and filing of the S-4 Registration Statement and the Prospectus/Proxy Statement and any amendments or supplements thereto.

         (b) If this Agreement is terminated by Parent or the Company pursuant to Section 8.1(d), or if this Agreement is terminated by Parent pursuant to
Section 8.1(e), then:

              (i) the Company shall pay to Parent, in cash (at the time specified in Section 8.3(c)), a nonrefundable fee in the amount of $5,000,000; and

              (ii) in the event an Acquisition Transaction is consummated at any time on or prior to the first anniversary of the date on which this Agreement is terminated, the Company shall pay to Parent, in cash, contemporaneously with the consummation of such Acquisition Transaction, an additional nonrefundable fee in an amount equal to the Designated Amount (as defined in Section 8.3(d)).

         (c) In the case of termination of this Agreement by the Company pursuant to Section 8.1(d), the fee referred to in clause "(i)" of Section 8.3(b) shall be paid by the Company prior to such termination, and in the case of termination of this Agreement by Parent pursuant to Section 8.1(d) or Section 8.1(e), the fee referred to in clause "(i)" of Section 8.3(b) shall be paid by the Company within three business days after such termination.

         (d) The "Designated Amount" shall be $10,000,000; PROVIDED, HOWEVER, that if (i) the Acquisition Transaction referred to in clause "(ii)" of Section 8.3(b) is required to be accounted for as a "pooling of interests," (ii) prior to the consummation of such Acquisition Transaction, the Company delivers to Parent reasonable written evidence of a determination by the SEC that relates specifically to such Acquisition Transaction and that states that the SEC will not permit such Acquisition Transaction to be accounted for as a "pooling of interests" in the event, and solely because, a fee in the amount of $10,000,000 is paid by the Company to Parent in accordance with clause "(ii)" of Section 8.3(b), (iii) Parent shall have been given a reasonable opportunity, both prior to and after such determination by the SEC, to persuade the appropriate official at the SEC to appropriately modify the SEC's position on the accounting treatment of such Acquisition Transaction (so that such Acquisition Transaction can be accounted for as a "pooling of interests" notwithstanding the payment by the Company of a fee in the amount of $10,000,000 in accordance with clause "(ii)" of Section 8.3(b)), (iv) the Company shall have promptly advised Parent of all material communications between the Company or any of its Representatives and the SEC regarding the accounting treatment of such Acquisition Transaction,
(v) the Company shall have cooperated with Parent, both prior to and after such determination by the SEC, in Parent's efforts to persuade the appropriate official at the SEC to appropriately modify the SEC's position on the accounting treatment of such Acquisition Transaction, (vi) the Company shall not have taken any action or position, either prior to or after such determination by the SEC, in opposition to or inconsistent with Parent's efforts to persuade the appropriate official at the SEC to appropriately modify the SEC's position on the accounting treatment of such Acquisition Transaction, and (vii) the position reflected in such determination by the SEC shall not have been reversed, withdrawn or otherwise appropriately altered, then the "Designated Amount" shall be the lesser of $10,000,000 or the maximum dollar amount that would not preclude such Acquisition Transaction from being accounted for as a "pooling of interests."

         (e) If this Agreement is validly terminated pursuant to Section 8.1(h), then Parent shall pay to the Company, in cash, a nonrefundable fee in the amount of $10,000,000. If this Agreement is validly terminated by Parent pursuant to Section 8.1(h), then such fee shall be paid to the Company on the date Parent terminates this Agreement. If this Agreement is validly terminated by the Company pursuant to Section 8.1(h), then such fee shall be paid to the Company within three business days after the date on which the Company terminates this Agreement.


SECTION 9.    MISCELLANEOUS PROVISIONS

    9.1 AMENDMENT. This Agreement may be amended with the approval of the respective Boards of Directors of the Company and Parent at any time before or after adoption and approval of this Agreement and the Merger by the stockholders of the Company; PROVIDED, HOWEVER, that after any such adoption and approval of this Agreement and the Merger by the Company's stockholders, no amendment shall be made which by law requires further approval of the stockholders of the Company without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

    9.2  WAIVER.

         (a) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

         (b) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

    9.3 NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Merger.

    9.4 ENTIRE AGREEMENT; COUNTERPARTS; APPLICABLE LAW. This Agreement and the other agreements referred to herein and the letter agreements dated as of September 26, 1996 between Parent and the Company constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument, and shall be governed in all respects by the laws of the State of Delaware as applied to contracts entered into and to be performed entirely within the State of Delaware. The parties hereto waive trial by jury in any action at law or suit in equity based upon, or arising out of, this Agreement or the subject matter hereof.

    9.5 DISCLOSURE SCHEDULE. The Company Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained in Section 2, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered section in Section 2, and shall not be deemed to relate to or to qualify any other representation or warranty (unless it is reasonably apparent to Parent that such information qualifies another representation or warranty).

    9.6 ATTORNEYS' FEES. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys' fees and all other reasonable costs and expenses incurred in such action or suit.

    9.7 ASSIGNABILITY. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; PROVIDED, HOWEVER, that neither this Agreement nor any of the Company's rights hereunder may be assigned by the Company without the prior written consent of Parent, and any attempted assignment of this Agreement or any of such rights by the Company without such consent shall be void and of no effect. Except as set forth in Section 5.5 with respect to the current directors and officers of the Company, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

    9.8 NOTICES. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

    IF TO PARENT:

      Cadence Design Systems, Inc.
      2655 Seely Avenue
      San Jose, California  95135
      Attention: General Counsel
      Facsimile: (408) 944-0215

    IF TO MERGER SUB:

      Wyoming Acquisition Sub, Inc.
      Cadence Design Systems, Inc.
      2655 Seely Avenue
      San Jose, California  95135
      Attention: General Counsel
      Facsimile: (408) 944-0215

    IF TO THE COMPANY:

      Cooper & Chyan Technology, Inc.
      1601 South DeAnza Boulevard
      Cupertino, California  95014
      Attention: President and Chief Financial Officer
      Facsimile: (408) 342-5650

    9.9  COOPERATION.   The Company agrees to cooperate fully with Parent and
to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by Parent to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purposes of this Agreement.

    9.10 CONSTRUCTION.

         (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

         (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

         (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

         (d) Except as otherwise indicated, all references in this Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

    IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.


                             CADENCE DESIGN SYSTEMS, INC.



                             By: /s/ R.L. Smith McKeithen
                                 ------------------------------------------
                                 R.L. Smith McKeithen,
                                 Vice President and General Counsel


                             WYOMING ACQUISITION SUB, INC.


                             By: /s/ R.L. Smith McKeithen
                                 ------------------------------------------
                                 R.L. Smith McKeithen,
                                 Vice President and Secretary


                             COOPER & CHYAN TECHNOLOGY, INC.


                             By: /s/ Robert D. Selvi
                                 ------------------------------------------
                                 Robert D. Selvi,
                                 Vice President and
                                 Chief Financial Officer

                                   EXHIBIT A

                              CERTAIN DEFINITIONS

    For purposes of the Agreement (including this Exhibit A):

    ACQUIRED CORPORATION CONTRACT. "Acquired Corporation Contract" shall mean any Contract: (a) to which any of the Acquired Corporations is a party; (b) by which any of the Acquired Corporations or any asset of any of the Acquired Corporations is or may become bound or under which any of the Acquired Corporations has, or may become subject to, any obligation; or (c) under which any of the Acquired Corporations has or may acquire any right or interest.

    ACQUISITION PROPOSAL. "Acquisition Proposal" shall mean any offer or proposal (other than an offer or proposal by Parent) contemplating or otherwise relating to any Acquisition Transaction.

    ACQUISITION TRANSACTION. "Acquisition Transaction" shall mean any transaction or series of related transactions involving:

         (a) any merger, consolidation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction (i) in which the Company is a constituent corporation, (ii) in which a Person or "group" (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires the Company or more than 50% of the Company's business or directly or indirectly acquires beneficial or record ownership of securities representing more than 40% of the outstanding securities of any class of voting securities of the Company, or (iii) in which the Company issues securities representing more than 40% of the outstanding securities of any class of voting securities of the Company; or

         (b) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 50% of the assets of the Company.

    AGREEMENT. "Agreement" shall mean the Agreement and Plan of Merger and Reorganization to which this Exhibit A is attached, as it may be amended from time to time.

    COMPANY COMMON STOCK. "Company Common Stock" shall mean the Common Stock, $0.01 par value per share, of the Company.

    CONSENT. "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

    CONTRACT. "Contract" shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

    ENCUMBRANCE. "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

    ENTITY. "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

    EXCHANGE ACT. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

    GOVERNMENTAL AUTHORIZATION.  "Governmental Authorization" shall mean any:
(a) permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

    GOVERNMENTAL BODY. "Governmental Body" shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

    HSR ACT. "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

    LEGAL PROCEEDING. "Legal Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, audit or active investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

    LEGAL REQUIREMENT. "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

    MATERIAL ADVERSE EFFECT. An event, violation, inaccuracy, circumstance or other matter will be deemed to have a "Material Adverse Effect" on the Acquired Corporations if such event, violation, inaccuracy, circumstance or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties set forth in Section 2 of the Agreement but for the presence of "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, in such representations and warranties) would have a material adverse effect on the business, condition, assets, liabilities, operations or financial performance of the Acquired Corporations taken as a whole; PROVIDED, HOWEVER, that in the event the Company's representations and warranties are inaccurate as of the Closing Date as if made on and as of the Closing Date, the circumstances giving rise to the inaccuracies in such representations and warranties will not be deemed to constitute a Material Adverse Effect on the Acquired Corporations for purposes of Section 6.1(b) if such circumstances (i) are demonstrated to have resulted directly from changes that occurred after the date of this Agreement in general business conditions in the electronic design automation industry, or (ii) are demonstrated to have resulted directly from the public announcement or the pendency of the Merger and would reasonably be expected to have only a temporary effect on the Acquired Corporations and the Acquired Corporations' business and financial condition. An event, violation, inaccuracy, circumstance or other matter will be deemed to have a "Material Adverse Effect" on Parent if such event, violation, inaccuracy, circumstance or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties set forth in Section 3 of the Agreement but for the presence of "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, in such representations and warranties) would have a material adverse effect on the business, condition, assets, liabilities, operations or financial performance of Parent and its subsidiaries taken as a whole; PROVIDED, HOWEVER, that in the event Parent's representations and warranties are inaccurate as of the Closing Date as if made on and as of the Closing Date, the circumstances giving rise to the inaccuracies in such representations and warranties will not be deemed to constitute a Material Adverse Effect on Parent for purposes of Section 7.1(b) if such circumstances (i) are demonstrated to have resulted directly from changes that occurred after the date of this Agreement in general business conditions in the electronic design automation industry, or (ii) are demonstrated to have resulted directly from the public announcement or the pendency of the Merger and would reasonably be expected to have only a temporary effect on Parent and Parent's business and financial condition.

    NYSE.  "NYSE" shall mean the New York Stock Exchange.

    PARENT COMMON STOCK. "Parent Common Stock" shall mean the Common Stock, $.01 par value per share, of Parent. Unless the context otherwise requires, all references in the Agreement to Parent Common Stock shall be deemed to refer also to the associated rights under Parent's Rights Agreement dated as of February 9, 1996 between Parent and Harris Trust and Savings Bank.

    PERSON.  "Person" shall mean any individual, Entity or Governmental Body.

    PROPRIETARY ASSET. "Proprietary Asset" shall mean any patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious

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business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know-how, customer list, franchise, system, computer software, computer program, source code, algorithm, invention, design, blueprint, engineering drawing, proprietary product, technology, proprietary right or other intellectual property right or intangible asset.

    REPRESENTATIVES. "Representatives" shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

    SEC.  "SEC" shall mean the United States Securities and Exchange
Commission.

    SECURITIES ACT. "Securities Act" shall mean the Securities Act of 1933, as amended.

    TAX. "Tax" shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

    TAX RETURN. "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

    TRIGGERING EVENT. A "Triggering Event" shall be deemed to have occurred if: (i) the Board of Directors of the Company shall have failed to recommend, or shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Parent its unanimous recommendation in favor of, the Merger or approval or adoption of this Agreement; (ii) the Company shall have failed to include in the Prospectus/Proxy Statement the unanimous recommendation of the Board of Directors of the Company in favor of approval and adoption of this Agreement and the Merger; (iii) the Board of Directors of the Company shall have approved, endorsed or recommended any Acquisition Proposal; (iv) the Company shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal; (v) the Company shall have failed to hold the Company Stockholders' Meeting as promptly as practicable and in any event within 60 days after the S-4 Registration Statement is declared effective; (vi) a tender or exchange offer relating to securities of the Company shall have been commenced and the Company shall not have sent to its securityholders, within ten business days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer; or (vii) an Acquisition Proposal is publicly announced, and the Company (A) fails to issue a press release announcing its opposition

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to such Acquisition Proposal within five business days after such Acquisition
Proposal is announced or (B) otherwise fails to actively oppose such Acquisition Proposal.

                                      A-5